SCHEDULE 14A INFORMATION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March 19, 2009

Dear Stockholder:

You are cordially invited to attend our 2009 annual meeting of stockholders, to be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California, on Thursday, April 30, 2009 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the telephone or Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a broker, bank or other nominee, for example), you should ask the record owner (your broker, bank or other nominee) for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Allergan stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Allergan stock you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to complete the enclosed proxy card promptly and return it in the postage-prepaid envelope provided, or to promptly use the telephone or Internet voting system. You may later change your vote if you so desire as set forth in the attached proxy statement.

David E.I. Pyott

Chairman of the Board and

Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF ALLERGAN, INC. STOCKHOLDERS

TO BE HELD ON APRIL 30, 2009

TO OUR STOCKHOLDERS:

Our annual meeting of stockholders will be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California, on Thursday, April 30, 2009 at 10:00 a.m., local time, for the following purposes:

1.	To elect four Class II directors to serve for three-year terms until our annual meeting of stockholders in 2012 and until their successors are duly elected and qualified. The nominees for election to the board of directors are Herbert W. Boyer, Ph.D., Robert A. Ingram, David E.I. Pyott and Russell T. Ray;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; and

3.	To consider a stockholder proposal regarding additional animal testing disclosure if the proposal is properly presented at the annual meeting and to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Our board of directors has fixed March 10, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and, consequently, only stockholders whose names appeared on our books as owning our common stock at the close of business on March 10, 2009 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. It is important that your shares of common stock be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting in person, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. Should you receive more than one proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card to ensure that all of your shares of common stock are voted. A postage-prepaid envelope is enclosed for that purpose. You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or by visiting the Internet website address shown on your proxy card. Your proxy may be revoked at any time prior to the annual meeting. If you are a stockholder of record and attend the annual meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the annual meeting will be counted. However, if your shares of common stock are held of record by a broker, bank or other nominee, your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder (your broker, bank or other nominee).

By Order of the Board of Directors

Douglas S. Ingram

Executive Vice President,

Chief Administrative Officer,

General Counsel and Secretary

Irvine, California

March 19, 2009

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

ALLERGAN, INC.

2525 Dupont Drive, Irvine, California 92612

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 30, 2009

PROXY STATEMENT

Solicitation of Proxies is Made by Allergan’s Board of Directors

The board of directors of Allergan, Inc. (“Allergan,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California, on Thursday, April 30, 2009 at 10:00 a.m., local time, and at any continuation, adjournment or postponement thereof. Directions to attend the annual meeting can be found on our Internet website, www.allergan.com.1 This proxy statement, the enclosed form of proxy and our 2008 Annual Report to Stockholders are being mailed to our stockholders on or about March 26, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 30, 2009. Our Proxy Statement and our 2008 Annual Report to Stockholders are Available at www.allergan.com/proxymaterials. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2008 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of March 10, 2009 may vote at the annual meeting. As of the record date, there were 304,520,206 shares of our common stock (exclusive of approximately 2,991,682 shares of common stock held in treasury) outstanding, each entitled to one vote. The shares of common stock held in our treasury will not be voted at the annual meeting. There were approximately 5,607 stockholders of record as of the record date.

How You Can Vote

You are eligible to vote at the annual meeting using one of four methods:

•

Voting in Person. To vote in person, you must attend the annual meeting and follow the procedures for voting announced at the annual meeting. Please note that if your shares are held by a broker, bank or other nominee, you must present a legal proxy from such broker, bank or nominee in order to be able to vote at the annual meeting;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it and return it in the postage-paid envelope provided;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card; or

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card, which is available 24 hours a day.

You will need an admission ticket or proof of ownership of our common stock, as well as a form of personal photo identification, to enter the annual meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

[1]	References to our website in this proxy statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this proxy statement.

If your shares of our common stock are held beneficially in the name of a broker, bank or other nominee and you plan to attend the annual meeting, you must present proof of your ownership of our common stock, such as a brokerage or bank account statement, to be admitted to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 a.m. Central Time on April 29, 2009. If you vote via the Internet or by telephone, you may incur costs such as usage charges from telephone companies or Internet service providers and you must bear these costs. Please note that while all stockholders may vote in person or by mail, certain banks and brokerages do not allow for voting by telephone or via the Internet. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

As a stockholder of record, if you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy, according the recommendation of our board, in favor of: (1) the election of all of the director nominees; (2) in favor of ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; and (3) against the stockholder proposal regarding additional animal testing disclosure. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. Our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement. In addition, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our secretary at or before the annual meeting;

•	presenting to our secretary at or before the annual meeting a later dated proxy executed by the person who executed the prior proxy; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, California 92623, or hand delivered to our secretary at or before the voting at the annual meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the annual meeting, a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

Any broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority.

Election of Directors: Item No. 1. In September 2007, our board amended our Bylaws to adopt a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against” or “abstain.” Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. For these purposes, abstentions will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. The election of directors is a routine matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Ratification of Independent Registered Public Accounting Firm: Item No. 2. The approval of Item No. 2, ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Item No. 2 will have the same effect as a vote against Item No. 2. The approval of Item No. 2 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Stockholder Proposal: Item No. 3. The approval of the stockholder proposal regarding additional animal testing disclosure under Item No. 3, if properly presented at the annual meeting, requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on the stockholder proposal. Abstentions will have the same effect as votes against the stockholder proposal, and broker non-votes will have no effect on the result of the votes on the stockholder proposal.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this proxy statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee not to exceed $9,000, plus the reimbursement of reasonable out-of-pocket expenses. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices at 2525 Dupont Drive, Irvine, CA 92612 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•

where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•

where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Item No. 1

ELECTION OF DIRECTORS

Our board currently consists of 12 members and is divided into three classes, with each class consisting of one third of the whole number of our board.

At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting after their election and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of our Corporate Governance Committee. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds or the class of the created directorship as determined by our board. Newly-appointed directors hold office until the next election by our stockholders of the class to which such directors are appointed. There are currently four Class I directors, four Class II directors and four Class III directors.

Upon the recommendation of our Corporate Governance Committee, our board of directors has nominated each of the following four persons to be elected to serve as a Class II director for a three-year term expiring at the annual meeting of stockholders in 2012. Each of the nominees for election currently serves as a director and has consented to serve for a new term. Each of Dr. Boyer and Messrs. Ingram, Pyott and Ray was elected by our stockholders to his present term of office.

Name	Age	Position with Us
Herbert W. Boyer, Ph.D.	72	Director, Vice Chairman
Robert A. Ingram	66	Director
David E.I. Pyott	55	Chairman of the Board and Chief Executive Officer
Russell T. Ray	61	Director

Board Recommendation

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOUR NAMED DIRECTOR NOMINEES.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this proxy statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Nominees and Other Directors

Set forth below are descriptions of the backgrounds of each nominee as well as the other board members and their principal occupations for at least the past five years and their public-company directorships as of the record date. There are no relationships among any of our directors or among any of our directors and executive officers.

Class II — Nominees for Election at the Annual Meeting; Term to Expire at the Annual Meeting in 2012

HERBERT W. BOYER, PH.D., 72, is a founder of Genentech, Inc., a publicly-traded biotechnology company, and has been a director of Genentech since 1976. He served as Vice President of Genentech from 1976 through his retirement in 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer was elected Vice Chairman of our board in 2001, served as Chairman of our board from 1998 to 2001, and has been a board member since 1994. Dr. Boyer is a member of the Corporate Governance Committee and the Science & Technology Committee.

ROBERT A. INGRAM, 66, has served as Vice Chairman Pharmaceuticals of GlaxoSmithKline plc, a publicly-traded pharmaceutical company, acting as a special advisor to the Corporate Executive Team, or CET, and attending CET meetings in that capacity, since January 2003. Mr. Ingram was the Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline from January 2001 through his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. Mr. Ingram is also Chairman of the board of directors of OSI Pharmaceuticals, Inc., a publicly-traded biotechnology company focusing on cancer and diabetes, and a director of Valeant Pharmaceuticals International, a publicly-traded specialty pharmaceutical company focused on neurology, dermatology and infectious disease, Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular disease, Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, and Cree, Inc., a publicly-traded manufacturer of innovative semiconductors related to LED lighting, power and communications products. Mr. Ingram was appointed to our board in January 2005, is the Chairman of the Corporate Governance Committee and is a member the Organization and Compensation Committee.

DAVID E.I. PYOTT, 55, has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of our board. Mr. Pyott also served as our President from January 1998 until February 2006. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being, from 1995 until December 1997. From 1992 to 1995, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota, a predecessor to Novartis AG, and General Manager of Sandoz Nutrition, Barcelona, Spain, from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. Mr. Pyott is also a member of the board of directors of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions, and Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board of directors and the Executive Committee of the California Healthcare Institute, and the board of directors of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of directors of the Pan-American Ophthalmological Foundation and the International Council of Ophthalmology Foundation, and as a member of the Advisory Board for the Foundation of the American Academy of Ophthalmology. Mr. Pyott joined our board in 1998.

RUSSELL T. RAY, 61, has served as a Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since September 2003. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From June 1999 to March 2002, Mr. Ray was the Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent twelve years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., most recently as Global Head of Health Care Investment Banking. Mr. Ray is a Director of Phreesia, Inc., a closely-held patient education software provider, and Pondaray Enterprises, Inc., a closely-held image content provider, and a Trustee of The Friends School of Baltimore. Mr. Ray was elected to our board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Class III — Term to Expire at the Annual Meeting in 2010

MICHAEL R. GALLAGHER, 63, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 through his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher held various general management and brand management positions with The Clorox Company and The Procter & Gamble Company. Mr. Gallagher is a member of the Board of Advisors of the Haas School of Business, University of California, Berkeley. Mr. Gallagher was elected to our board in 1998 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

GAVIN S. HERBERT, 76, is our founder and has served as Chairman Emeritus since 1996. He had been Chairman of our board since 1977 and also served as our Chief Executive Officer from 1977 to 1991. Prior to that, Mr. Herbert had been our President and Chief Executive Officer since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, Inc., a privately-held bioremediation company formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Roger’s Gardens, a privately-held nursery, and Vice Chairman of the Beckman Foundation, which makes grants to non-profit research institutions to promote research in chemistry and the life sciences. Mr. Herbert is a director of the Doheny Eye Institute, a patient care, vision research and physician education center affiliated with the University of Southern California. Mr. Herbert serves on the board of directors of The Richard Nixon Library and Birthplace Foundation and the Advisory Board for the Foundation of the American Academy of Ophthalmology. In 1994, Mr. Herbert retired as our employee. Mr. Herbert has been our director since 1950 and is a member of the Science & Technology Committee.

DAWN HUDSON, 51, served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from March 2005 until November 2007. From May 2002 through March 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 to November 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is Chairperson of the Board of the Ladies Professional Golf Association, or LPGA, and a director of Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores. Ms. Hudson was appointed to our board effective January 2008 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

STEPHEN J. RYAN, M.D., 68, has served as President of the Doheny Eye Institute since 1987 and as the Grace and Emery Beardsley Professor of Ophthalmology at the Keck School of Medicine of the University of Southern California since 1974. Dr. Ryan was Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California from 1991 through June 2004. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology and the Macula Society. Dr. Ryan is the founding President of the Alliance for Eye and Vision Research. Dr. Ryan was appointed to our board in September 2002, is Chairman of the Science & Technology Committee and is a member of the Audit and Finance Committee.

Class I — Term to Expire at the Annual Meeting in 2011

DEBORAH DUNSIRE, M.D., 46, has served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., a biopharmaceutical company focused on discovering, developing and commercializing medicines to improve the lives of patients with cancer, since July 2005. In May of 2008, Millennium was acquired and became a subsidiary of Takeda Pharmaceuticals, Inc. Dr. Dunsire continues to serve as Millennium’s President and Chief Executive Officer. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Senior Vice President, Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz, a pharmaceutical company, in the areas of product management, scientific development and clinical research. Dr. Dunsire is a member of the board of directors of Pharmaceutical Research and Manufacturers of America, or PhRMA, the Biotechnology Industry Organization and the G&P Foundation for Cancer Research, a nonprofit organization. Dr. Dunsire was the 2001 recipient of the American Cancer Society Excalibur Award and is the 2009 recipient of the Health Care Business Women’s Association Woman of The Year. Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our board in December 2006 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

TREVOR M. JONES, PH.D., 66, served as the Director General of the Association of the British Pharmaceutical Industry, or ABPI, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Prof. Jones was a main board director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Prof. Jones was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society. Prof. Jones is Chairman of the board of directors of ReNeuron Group plc, a UK-based adult stem cell research and development company, People in Health Ltd., a specialist consultancy focused on the healthcare industry, and Synexus Ltd., a clinical study recruitment and management specialist organization. He is a board member of Merlin Biosciences’ Funds I and II, both specialized venture investors in life sciences companies, NextPharma Technologies Holdings Ltd., a contract manufacturer in Europe for the pharmaceutical and health care industries, Sigma-Tau Finanziaria S.p.A., an Italian pharmaceutical company and Verona Pharma plc, a biotechnology company dedicated to research in respiratory diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. Prof. Jones was appointed to our board in July 2004 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

LOUIS J. LAVIGNE, JR., 60, has served as a management consultant in the areas of corporate finance, accounting and strategy since March 2005. Prior to that, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named Controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September of 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, and was named “Best CFO in Biotech” in 2005 in a survey by Institutional Investor magazine. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company. Mr. Lavigne serves on the board of directors of BMC Software, Inc., a publicly-traded provider of enterprise management software and is chairman of its audit committee. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne is a member of the Pacific Southwest Audit Committee Chair Network. Mr. Lavigne is also a trustee of the California Institute of Technology, or CalTech, and the Seven Hills School. Mr. Lavigne was appointed to our board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

LEONARD D. SCHAEFFER, 63, is currently a Senior Advisor to TPG (formerly Texas Pacific Group), a private equity firm. Mr. Schaeffer served as Chairman of the board of directors of WellPoint, Inc., a health insurance organization created by the combination of WellPoint Health Networks Inc. and Anthem, Inc., from November 2004 until his retirement in November 2005. From 1992 until November 2004, Mr. Schaeffer served as Chairman of the board of directors and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration, now CMS, from 1978 to 1980. Mr. Schaeffer is Chairman of the board of directors of Surgical Care Affiliates, Inc., a privately-held ambulatory surgical center company and is a member of the board of directors of Amgen Inc., a publicly-traded company focusing on discovering, developing and delivering innovative human therapeutics, the board of directors of Quintiles Transnational Corp., a privately-held pharmaceutical services corporation, the Board of Fellows at Harvard Medical School, the Advisory board of the National Institute for Health Care Management and a member of the Institute of Medicine. In 2008, Mr. Schaeffer was named a Judge Widney Professor and Chair at the University of Southern California. Mr. Schaeffer was elected to our board in 1993, is Chairman of the Organization and Compensation Committee and is a member of the Corporate Governance Committee.

Item No. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit and Finance Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since June 24, 2005, when the Audit and Finance Committee dismissed KPMG LLP as our independent registered public accounting firm.

Although ratification by our stockholders is not a prerequisite to the Audit and Finance Committee’s ability to select Ernst & Young LLP as our independent registered public accounting firm, the Audit and Finance Committee believes such ratification is advisable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal controls over financial reporting for fiscal year 2009. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Finance Committee; provided, however, the Audit and Finance Committee may select Ernst & Young LLP notwithstanding the failure of our stockholders to ratify its selection. If the appointment of Ernst & Young LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST  & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

Audit Matters

Independent Registered Public Accounting Firm’s Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2008 and December 31, 2007 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

Type of Fees	2008	2007
Audit Fees(1)	$4,216,942	$4,831,214
Audit-Related Fees(2)	175,865	168,239
Tax Fees(3)	1,772,871	588,319
All Other Fees	0	0

Total	$6,165,678	$5,587,772

(1)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations and the preparation of comfort letters and consents with respect to registration statements.

(2)	Represents the aggregate fees billed to us by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

(3)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to tax compliance and tax advice.

Independent Registered Public Accounting Firm’s Independence and Attendance at the Annual Meeting

The Audit and Finance Committee has considered whether the provision of the above noted services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by Ernst & Young LLP has not adversely affected the independent registered public accounting firm’s independence.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so request, and will be available to respond to appropriate questions.

Policy on Audit and Finance Committee Pre-Approval

As part of its required duties, the Audit and Finance Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. In January 2005, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides that services in the defined categories of audit services, audit-related services, tax services and all other services, are deemed pre-approved up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or for services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the Securities and Exchange Commission, or SEC, and also considers whether proposed services are compatible with the independence of the independent registered public accounting firm. All services provided by our independent registered public accounting firm in 2008 were pre-approved in accordance with the Audit and Finance Committee’s pre-approval requirements.

Item No. 3

STOCKHOLDER PROPOSAL

Certain stockholders have informed us that they intend to present the proposal set forth below at the annual meeting. If the stockholders or their representatives, who are qualified under Delaware law, are present at the annual meeting and properly submit the proposal for a vote, then the proposal will be voted upon at the annual meeting. The affirmative vote by holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal is required for the proposal to pass.

In accordance with the federal securities laws, the proposal and supporting statement are presented below exactly as submitted by the stockholders and are quoted verbatim and are in italics. We disclaim all responsibility for the content of the proposal and the supporting statement.

FOR THE REASONS STATED IN OUR BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

The Humane Society of the United States, 2100 L Street, NW, Washington, DC 20037, which represents that it owns 121 shares of our common stock, has notified us that it intends to submit the following proposal at the annual meeting. Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, MD 20814, which represents that its funds are beneficial owners of at least $4,000 in market value of our common stock, is acting as a co-sponsor of the following proposal.

RESOLVED: Shareholders request that Allergan issue a statement, updated annually and omitting proprietary information, describing the Company’s recent activities and future plans in pursuit of its stated goal of eliminating the animal-based LD50 test from the manufacturing process of Botox and Botox Cosmetic. This statement should be prepared at a reasonable cost and posted on the Company’s website.

SUPPORTING STATEMENT:

As Allergan shareholders, The Humane Society of the United States and the Calvert Asset Management Company, Inc. support efforts to reduce the use and suffering of animals in safety testing. Allergan has publicly affirmed its commitment to humane testing practices. That commitment is under public scrutiny following a front-page, Washington Post article on April 12, 2008, which disclosed that Allergan uses the widely criticized LD50 test in manufacturing its flagship products, Botox and Botox Cosmetic.

The LD50 (or Lethal Dose 50%) is the amount of a substance that kills 50% of a test group of animals. In this test, botulinum toxin, the active ingredient of Botox and Botox Cosmetic, causes prolonged suffering and death from suffocation after 3 to 4 days.

During a 2006 meeting on testing botulinum toxin products, regulators signaled their willingness to accept alternative methods of assessing the potency of these products once new methods are validated. At this and a subsequent meeting, Allergan representatives have presented detailed, technical updates on the company’s efforts to replace the LD50 test with a non-animal alternative.

In addition to the Company’s occasional technical updates at scientific meetings, providing periodic updates to shareholders and other interested parties would demonstrate Allergan’s commitment to progress and transparency in achieving its stated goal of eliminating the LD50 test. Such openness, coupled with sustained progress, would prevent conflicts with the animal protection community.

Allergan’s use of the LD50 test warrants attention from management and shareholders for several reasons:

•	Causing animals to suffer for the sake of testing a cosmetic product (i.e. Botox Cosmetic) is widely perceived as unethical.

•	Allergan is relying on a test that was developed in 1927, is considered outdated and crude, and has been all but abandoned by the safety testing community.

•

Although the LD50 test is the standard for the narrow application of assessing the potency of botulinum toxin products, Allergan is particularly vulnerable to public criticism because it is the only company currently licensed to sell such products for cosmetic purposes in the U.S.

•	The testing controversy concerns Botox and Botox Cosmetic, which accounted for over 31% of Allergan’s net sales in 2007.

•	A Botox-like competitive product manufactured with a non-animal alternative test would have a strong marketing advantage in the U.S. and the European Union.

Given the seriousness of the issue, Allergan should protect the Company and its shareholders by providing updates on its efforts to replace the LD50 test. The National Research Council forecasts that, within a generation, new methods will greatly reduce, if not eliminate, all animal testing. Eliminating LD50 testing should be a priority in this process.

Board of Directors Response to the Stockholder Proposal

Our board recommends that you vote “AGAINST” the stockholder proposal for the following reasons:

Our board of directors believes that the preparation of the statement requested by the proponent is unnecessary in light of information we already provide on our website at www.allergan.com and in scientific and public presentations, is an unnecessary use of our resources and will not serve to increase our already strong commitment and application of significant resources to reducing our reliance on or eliminating the LD50 test, part of our current release assay for Botox®, which tests the potency of our products and determines whether batches of Botox® can be released, to the extent possible, consistent with the current state of science and regulatory requirements.

As we have publicly indicated, we are committed to reducing or eliminating the animal testing used in manufacturing Botox® and have devoted significant resources and effort toward that goal. When such testing is necessary, the mice we use receive humane and ethical care that is in full compliance with stringent guidelines and regulations including the Guide for the Care and Use of Laboratory Animals in the United States and similar regulations worldwide. Those mice that die during the 72-hour current release assay generally do so within the first 24 hours.

Botox® is, first and foremost, an important pharmaceutical product with therapeutic indications currently accounting for approximately half of worldwide sales. All pharmaceutical manufacturers are required by the U.S. Food and Drug Administration, or FDA, and foreign health regulatory agencies to protect patients by assuring product safety and efficacy through rigorous animal testing. Testing the potency of biological products such as Botox® is particularly critical to ensuring that product batches are consistently safe and effective.

The FDA and foreign regulatory agencies require us to test Botox® on laboratory animals using the current release assay. Even the proponent acknowledges that the current release assay is the industry standard for assessing the potency of botulinum toxin products. While we use alternative methods wherever possible, there are currently no FDA-approved, safe alternatives capable of replacing the current release assay. Accordingly, when assessing the potency of botulinum toxin products, the current release assay is not, as asserted by the proponent, “outdated” or “all but abandoned by the safety testing community.”

While we are presently required to use the current release assay to test Botox®, we are committed to the “3R” principles of animal research:

•	refinement (eliminating or minimizing the impact to animals by reducing potentially painful or invasive procedures, wherever possible);

•	reduction (using the absolute minimum number of animals in each study necessary to obtain valid results); and

•	eventual replacement (looking for alternative, non-animal based testing methods where possible).

We have worked for several years to reduce and refine the current release assay, leading to FDA approval in September 2006 of a revised testing method and tightened acceptance criteria for product release that has enabled us to reduce the number of animals used in the test by approximately 50%. In 2007, the FDA approved two submissions from us that have and will continue to further reduce the routine use of animals in the testing of Botox® without adversely impacting quality assurance. As a result of these and other refinements, we have reduced the total number of animals used in fiscal year 2007 and fiscal year 2008 by approximately 30% per year as compared to fiscal year 2006, and we are committed to driving further reductions. As a priority, we continue to invest substantial resources in a major research effort to develop and validate non-animal alternative tests that will provide continued assurances of the quality of Botox® and that will be acceptable to regulatory authorities. We are on the forefront of this research effort and believe that we may have made substantial scientific progress on developing a breakthrough nonanimal-based assay that, once confirmed, validated and approved by regulatory agencies, may replace the current release assay.

The proponent’s suggested disclosure would arguably require the disclosure of sensitive information that could be harmful to our efforts to develop alternatives to the current release assay and could leave us at a competitive disadvantage. Moreover, such disclosure would not advance the scientific and regulatory process to develop and validate those alternatives.

Because of our existing and ongoing public disclosure, significant efforts to develop alternative testing methods, established policies and practices that minimize animal-based testing to the extent legally required, and management’s oversight of our animal testing practices, our board does not believe that this proposal is necessary. Our board firmly believes that the preparation of the additional statement to stockholders requested by the proponent is unnecessary in light of current disclosure that we provide, would place an unnecessary additional burden on management and would serve only to divert resources that are currently being used to build on our mission of reducing animal testing while providing safe and effective pharmaceutical products and medical devices that improve the lives of patients throughout the world.

Board Recommendation

For the foregoing reasons, our board believes that the proposal is not in the best interests of Allergan or its stockholders and recommends that stockholders vote against this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

CORPORATE GOVERNANCE

Director Independence

Our Amended and Restated Bylaws and our Board Guidelines on Significant Corporate Governance Issues require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the SEC and applicable rules and regulations of the New York Stock Exchange, or NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, our board must determine that a director has no material relationship with us other than as a director. Our board has reviewed the relationships between us, including our subsidiaries or affiliates, and each board member (and each such director’s immediate family members).

Based on its review, our board has affirmatively determined that none of Drs. Boyer, Dunsire and Ryan, Prof. Jones, Messrs. Gallagher, Herbert, Ingram, Lavigne, Ray or Schaeffer or Ms. Hudson currently have any relationship with us other than as a director and each is “independent” within the foregoing independence standards. Mr. Pyott was determined to not be independent based on his service as our Chief Executive Officer.

Our board has also determined that each member of the Audit and Finance Committee, the Corporate Governance Committee and the Organization and Compensation Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit and Finance Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of us or any of our subsidiaries.

Our Board Guidelines on Significant Corporate Governance Issues are available on the Corporate Governance & Certificates section of our website at www.allergan.com. Additionally, the guidelines are available by writing to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623.

Board Meetings

Our business and affairs are managed under the direction of our board of directors. Our board held six full meetings during 2008 and each director attended at least 75% of those meetings when he or she was a member of our board. Directors are also kept informed of our business through personal meetings and other communications, including considerable telephone contact with the Chairman of our board and others regarding matters of interest and concern to us and our stockholders.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of our board members who are not our officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. It is our board’s policy that the Vice Chairman of our board, a non-management director, if present, preside over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of our board and, when present, presides over the executive sessions. Executive sessions of the non-management directors are typically held in conjunction with each regularly scheduled board meeting.

Board Committees

Our board has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science & Technology Committee. Our board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance & Certificates section of our website at www.allergan.com. Our stockholders may also request a copy of any of the charters of these committees by writing to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623.

Audit and Finance Committee

The Audit and Finance Committee is currently composed of Mr. Ray (Chairperson), Dr. Ryan, Messrs. Gallagher and Lavigne and Ms. Hudson. Our board has determined that Messrs. Ray and Lavigne meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit and Finance Committee held nine meetings during 2008 and each member of the Audit and Finance Committee attended at least 75% of the total meetings of the committee held when he or she was a member.

Pursuant to the charter adopted for the Audit and Finance Committee, the primary role of the Audit and Finance Committee is to assist our board in its oversight of our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists our board in its oversight of our compliance with legal and regulatory requirements;

•	reviews the independence, qualifications and performance of our independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and our board;

•	prepares the report that SEC rules require be included in our annual proxy statement;

•

reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, audit of internal controls over financial reporting and quarterly unaudited financial statements;

•	retains, terminates and annually reconfirms our independent registered public accounting firm for the fiscal year;

•	meets with our independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with our internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss our accounting practices and procedures;

•	review the adequacy of our accounting and control systems; and

•	report to our board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•

reviews the audit schedule and considers any issues raised by members of the Audit and Finance Committee, our independent registered public accounting firm, the internal audit staff, the legal staff or management;

•

reviews the independence of our independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by our independent registered public accounting firm;

•

monitors the implementation of our Code of Business Conduct and Ethics for our employees, and receives regular reports from our chief ethics officer, who coordinates compliance reviews and investigates compliance matters;

•

through our chief ethics officer pursuant to the procedures set forth in our Code of Business Conduct and Ethics, manages the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•

pre-approves audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to our board; and

•	discusses with our management the certification of our financial reports by our principal executive officer and principal financial officer.

The report of the Audit and Finance Committee is on page 67 of this proxy statement.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of Mr. Ingram (Chairman), Drs. Boyer and Dunsire, Prof. Jones and Mr. Schaeffer. The Corporate Governance Committee held four meetings during 2008 and each member of the Corporate Governance Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Corporate Governance Committee:

•	receives reports from management regarding compliance-related matters and provides general compliance oversight;

•	considers the performance of incumbent directors;

•	considers and makes recommendations to our board concerning the size and composition of our board;

•	develops and recommends to our board guidelines and criteria to determine the qualifications of directors;

•	considers and reports to our board concerning its assessment of our board’s performance;

•	performs an annual self-evaluation;

•	considers, from time to time, the current board committee structure and membership;

•	recommends changes to the amount and type of compensation of board members as appropriate; and

•	makes recommendations to our board from time to time as to matters of corporate governance, and reviews and assesses our Guidelines on Significant Corporate Governance Issues.

The Corporate Governance Committee is responsible for recommending qualified candidates for election as directors, including the slate of directors that our board proposes for election by our stockholders at the annual meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by our stockholders, the Corporate Governance Committee engages in the following selection process:

•

the Corporate Governance Committee, our Chief Executive Officer or any other board member identifies the need to add a new member to our board with specific criteria or to fill a vacancy on our board. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to our board;

•

the Corporate Governance Committee initiates a search, working with support staff and seeking input from board members and senior management, and considering stockholder recommendations. The Corporate Governance Committee may hire a search firm if deemed appropriate;

•

the initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on our board are identified and presented to the Chairman of the Corporate Governance Committee, or in the Chairman’s absence, any member of the Corporate Governance Committee delegated to initially review director candidates;

•

the appropriate Corporate Governance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join our board at that time;

•

if the reviewing Corporate Governance Committee member determines that it is appropriate to proceed, our Chief Executive Officer and several members of the Corporate Governance Committee interview prospective director candidate(s);

•	the Corporate Governance Committee provides informal progress updates to our board;

•	the Corporate Governance Committee meets to consider and approve the final director candidate(s); and

•	if approved by the Corporate Governance Committee, the Corporate Governance Committee seeks board approval of the director candidate(s).

Among other things, when assessing a candidate’s qualifications, the Corporate Governance Committee looks for the following qualities and skills:

•	directors should be of the highest ethical character and share our values;

•	directors should have reputations, both personal and professional, that are consistent with our image and reputation;

•	directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition;

•

in selecting directors, the Corporate Governance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions;

•

the Corporate Governance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields;

•	each director should have relevant expertise and experience, and be able to offer advice and guidance to our management based on that expertise and experience; and

•

directors should be independent of any particular constituency and be able to represent all of our stockholders, should have the ability to exercise sound business judgment, and should be selected so that our board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

The Corporate Governance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of our board, another director or a stockholder. Stockholders can suggest qualified candidates for director by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance Committee of the Board of Directors, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our board and is independent for purposes of SEC and NYSE rules. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

Organization and Compensation Committee

The Organization and Compensation Committee, or the Compensation Committee, is currently composed of Mr. Schaeffer (Chairman), Messrs. Gallagher, Ingram and Ray and Ms. Hudson. The Compensation Committee held six meetings during 2008 and each member of the Compensation Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Compensation Committee:

•	reviews and approves the compensation of corporate officers, including salary and bonus awards;

•	establishes, and approves for submission to our board when required, overall employee compensation plans and policies;

•	reviews and approves the corporate organizational structure;

•	reviews and approves the election of corporate officers for submission to our board;

•	reviews the performance of corporate officers;

•	performs an annual self-evaluation;

•	recommends to our board major compensation programs; and

•	administers our various compensation and stock option plans.

For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive compensation, see the “Executive Compensation” section beginning on page 27 of this proxy statement.

Science & Technology Committee

The Science & Technology Committee is currently composed of Dr. Ryan (Chairman), Drs. Boyer and Dunsire, Prof. Jones and Messrs. Herbert and Lavigne. The Science & Technology Committee held five meetings during 2008 and each member of the Science & Technology Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Science & Technology Committee:

•	reviews our discovery and development research portfolio, including the relevant underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within our research and development organization;

•	evaluates the investment allocation for our research and development portfolio, including project expenditures;

•	reviews the major strategic priorities within our research and development organization and the competitive environment surrounding those priorities;

•	reviews variances to our operating plan for major research and development projects;

•	monitors the progress of our research and development projects, including milestones;

•	reviews the process for research and development patents and our strategic patent portfolio; and

•	reviews our major technology-based collaborations, in-licensing and out-licensing agreements.

Code of Business Conduct And Ethics

We have adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics applies to all directors, consultants and employees, including our principal executive officer and our principal financial officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct and Ethics is available on the Corporate Governance & Certificates section of our website at www.allergan.com. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any directors and employees on that website. Our stockholders may request a copy of our Code of Business Conduct and Ethics by writing to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623.

Contacting our Board of Directors

Any interested person, including any stockholder, who desires to contact the current director presiding over the executive sessions or the other board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by our secretary to the director presiding over the executive sessions or such other board member or members as deemed appropriate by our secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our secretary to the chairperson of the Audit and Finance Committee for review.

Director Attendance at Annual Meetings

Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend. All of the directors then in office attended our 2008 annual meeting of stockholders.

Non-Employee Directors’ Compensation

Our board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our board and our stockholders. As an employee director, Mr. Pyott does not receive additional compensation for board service. For more information on non-employee director compensation, see the Director Compensation Table beginning on page 63 of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Directors and Executive Officers

The following table sets forth information as of the record date, March 10, 2009, regarding the beneficial ownership of our common stock by (i) each director, including the four nominees, (ii) our chief executive officer, chief financial officer and each of our three most highly compensated executive officers for the year ended December 31, 2008 (our named executive officers), and (iii) all of our directors and nominees, named executive officers and executive officers as a group.

	Vested Shares of Common Stock Owned(1)	Rights to Acquire Shares of Common Stock(2)	Unvested Shares of Restricted Stock(3)	Total Shares of Common Stock Beneficially Owned	Percent of Class(4)
Class I Directors:
Deborah Dunsire, M.D.	9,900	25,409	14,400	49,709	*
Trevor M. Jones, Ph.D.	10,080	40,884	14,400	65,364	*
Louis J. Lavigne, Jr.	10,800(5)	31,800	14,400	57,000	*
Leonard D. Schaeffer	45,666(6)	62,491	14,400	122,557	*
Class II Directors and Nominees:
Herbert W. Boyer, Ph.D.	42,000(7)	60,524	3,600	106,124	*
Robert A. Ingram	14,400	40,757	3,600	58,757	*
David E.I. Pyott	126,739(8)	3,367,112	30,000	3,523,851	1.34%
Russell T. Ray	18,000	46,800	3,600	68,400	*
Class III Directors:
Michael R. Gallagher	41,200	60,993	9,600	111,793	*
Gavin S. Herbert	283,780(9)	46,800	9,600	340,180	*
Dawn Hudson	4,800	11,400	9,600	25,800	*
Stephen J. Ryan, M.D.	23,996	51,029	9,600	84,625	*
Other Named Executive Officers:
Jeffrey L. Edwards	10,943	405,288	1,799	418,030	*
F. Michael Ball	16,667(10)	571,204	2,888	590,759	*
Douglas S. Ingram	19,409	600,800	5,964	626,173	*
Scott M. Whitcup, M.D.	15,789	418,032	15,997	449,818	*
All current directors and nominees, named executive officers and executive officers as a group (19 persons, including those named above)	711,760	6,117,312	184,483	7,013,555	2.26%

*	Beneficially owns less than 1% of our outstanding common stock.

(1)	In addition to shares held in the individual’s sole name, this column includes: (1) shares held by the spouse of the named person and shares held in various trusts; and (2) for employees (Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup), shares held in trust for the benefit of the named employee in our Savings and Investment Plan and Employee Stock Ownership Plan as of the record date.

(2)

This column also includes shares which the person or group has the right to acquire within sixty (60) days of March 10, 2009 as follows: (1) for employees (Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup), these shares may be acquired upon the exercise of stock options; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and shares accrued under our deferred directors’ fee program as of March 10, 2009. Under our deferred directors’ fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the deferred directors’ fee program.

(3)	Represents unvested shares of restricted stock held by our executive officers and directors.

(4)	Based on 304,520,206 shares of our common stock outstanding as of March 10, 2009 (exclusive of 2,991,682 shares of our common stock held in treasury). Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.

(5)	Includes 10,800 shares beneficially owned by a trust for which Mr. Lavigne serves as co-trustee and beneficiary and as such has sole voting and dispositive power.

(6)	Includes 45,666 shares beneficially owned by a trust for which Mr. Schaeffer serves as trustee and beneficiary and as such has shared voting and dispositive power.

(7)	Includes 42,000 shares beneficially owned by a trust for which Dr. Boyer and his spouse both serve as trustees and beneficiaries and as such have shared voting and dispositive power.

(8)	Includes 120,486 shares beneficially owned by trusts for which Mr. Pyott serves as co-trustee and beneficiary and as such has shared voting and dispositive power.

(9)	Includes (i) 225,380 shares beneficially owned by the Herbert Family Trust for which Mr. Herbert serves as trustee and beneficiary and as such has sole voting and dispositive power; (ii) 3,000 shares beneficially owned by Ninetta Herbert Living Trust for which Mr. Herbert’s spouse serves as trustee and beneficiary and as such has sole voting and dispositive power; Mr. Herbert disclaims beneficial ownership of these shares; (iii) 5,000 shares beneficially owned by Gavin S. Herbert Trust for which Mr. Herbert serves as income beneficiary and as such has no voting or dispositive power; (iv) 50,000 shares beneficially owned by G. Herbert Inc., an S-corporation Successor Trust for which Mr. Herbert serves as co-trustee and president and as such has sole voting and dispositive power; and (v) 400 shares held directly by Mr. Herbert’s spouse for which Mr. Herbert disclaims beneficial ownership.

(10)	Includes 5,558 shares beneficially owned by a trust for which Mr. Ball serves as co-trustee and beneficiary and as such has shared voting and dispositive power.

Stockholders Holding 5% or More

Except as set forth below, our management knows of no person who is the beneficial owner of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owners	Shares Beneficially Owned	Percent of Class(1)
FMR LLC	22,942,805(2)	7.53%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc.	21,692,476(3)	7.12%
100 E. Pratt Street Baltimore, MD 21202
UBS AG	17,001,050(4)	5.58%
Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland

(1)	Based on 304,520,206 shares of common stock outstanding as of March 10, 2009 (exclusive of 2,991,682 shares of common stock held in treasury).

(2)

Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC, or FMR, on behalf of itself and affiliated persons and entities. FMR is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G). The affiliated persons and entities include: (i) Fidelity Management & Research Company, or FMRC, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (ii) Mr. Edward C. Johnson 3d, or Johnson, the Chairman of FMR and of Fidelity International Limited and various foreign-based subsidiaries, or FIL, a qualified institution under Section 240.13d-1(b)(1) that provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors; (iii) Strategic Advisers, Inc., or Strategic Advisers, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that provides investment advisory services to individuals; (iv) Pyramis Global Advisors, LLC, or PGALLC, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; and (v) Pyramis Global Advisors Trust Company, or PGATC, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. The Schedule 13G reports that: FMRC, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, or the Funds, beneficially owns 21,160,413 shares; FIL beneficially owns 1,040,134 shares; Strategic Advisers beneficially owns 5,843 shares; PGALLC, as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940, beneficially owns 168,897 shares; and PGATC, as a result of serving as investment manager of institutional accounts, beneficially owns 567,581 shares. Johnson and FMR LLC, through its control of FMRC and the Funds, each has sole dispositive power with respect to the 21,160,413 shares owned by the Funds. Johnson family members or trusts for their benefit are predominant owners, directly or through trusts, of voting Series B shares of FMR representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders voting agreement; accordingly, members of the Johnson family may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR. Neither FMR nor Johnson has sole voting power with respect to the shares owned directly by the Funds. FMRC carries out the voting of shares through written guidelines established by the Funds’ boards of trustees. Johnson and FMR, through its control of PGALLC, each has sole dispositive and voting power with respect to 168,897 shares owned by the institutional accounts or funds advised by PGALLC. Johnson and FMR, through its control of PGATC, each has sole dispositive power with respect to 567,518 shares and sole voting power with respect to 562,988 shares owned by the institutional accounts managed by PGATC. FIL has sole dispositive power with respect to 1,040,134 shares owned by the international Funds and sole voting power with respect to 1,001,204 shares and no voting power with respect to 38,930 shares held by the international Funds. Partnerships controlled by members of the Johnson family and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended.

(3)	Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 12, 2009 by T. Rowe Price Associates, Inc., or T. Rowe Price. T. Rowe Price reported that it has sole voting power with respect to 6,391,643 shares and sole dispositive power with respect to 21,633,376 shares. T. Rowe Price reported that it is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

(4)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 10, 2009 by UBS AG for the benefit and on behalf of the UBS Global Asset Management division of UBS AG and its subsidiaries and affiliates on behalf of its clients. UBS Global Asset Management is composed of wholly-owned subsidiaries and branches of UBS AG. None of the reporting persons affirm the existence of a group within the meaning of Rule 13d-5(b)(1). UBS AG reported that it has sole voting power with respect to 12,349,642 shares and shared dispositive power with respect to 17,001,050 shares. UBS AG reported that it is classified as a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, is organized under the laws of Switzerland, and is the parent company of UBS Global Asset Management, Inc., a Delaware corporation. UBS AG disclaims beneficial ownership of the shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

Equity Compensation Plan Information

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	21,237,848	$48.96	22,351,824
Equity compensation plans not approved by security holders	56,846	$35.77	1,421,428

Total	21,294,694	$48.92	23,773,252

(1)	At our 2008 annual meeting of stockholders, our stockholders approved the Allergan, Inc. 2008 Incentive Award Plan. The Allergan, Inc. 2008 Incentive Award Plan superseded the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time. The aggregate number of shares of our common stock available for issuance under the Allergan, Inc. 2008 Incentive Award Plan is 20,000,000 shares plus any shares of our common stock that, as of the date of our 2008 annual meeting, were subject to awards under the prior plans (i.e., the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time), which following such date are forfeited, cancelled, expire, settled in cash or lapse unexercised and are not issued under such prior plans. Under the Allergan, Inc. 2008 Incentive Award Plan, no more than 25,000,000 shares of our common stock may be issued upon the exercise of incentive stock options.

The following compensation plans under which our common stock may be issued upon the exercise of options, warrants and rights have not been approved by our stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)

The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000), or the SRSOS, is to enable our wholly-owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of our stockholders by providing for or increasing their proprietary interests in us. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees to apply for a grant of an option to acquire an estimated number of shares of our common stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of our common stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees may participate in the SRSOS on similar terms. No invitation may be made to an eligible employee after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by our board and Allergan Pharmaceuticals Ireland’s board in January 2000. Our board has reserved a total of 600,000 shares of our common stock for issuance to SRSOS participants. As of December 31, 2008, 42,148 shares of our common stock have been issued under the SRSOS and 557,852 shares remain available for issuance.

Allergan Irish Share Participation Scheme

The Allergan Irish Share Participation Scheme, or ISPS, enables eligible employees to elect to receive a portion of their bonuses in our common stock. Our eligible employees and eligible employees of our subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.

Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of our common stock. An eligible employee who has agreed to participate may invest an amount equal to up to 8% of their salary from his or her bonus and a further 7.5% of their basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of our common stock on behalf of all participants. Shares of our common stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of our common stock are held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of our common stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of our common stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of our common stock free of income tax. The ISPS was modified and readopted by our board in November 1989 to reflect the effects of the spin-off of us from SmithKline Beckman Corporation in July 1989. Our board has reserved a total of 664,000 shares of our common stock for issuance to ISPS participants. As of December 31, 2008, 528,954 shares of our common stock have been issued under the ISPS and 135,046 shares remain available for issuance.

Allergan, Inc. Deferred Directors’ Fee Program

The purpose of the Allergan, Inc. Deferred Directors’ Fee Program, or the DDF Program, is to provide non-employee members of our board with a means to defer all or a portion of their retainer and meeting fees received from us until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the DDF Program. The DDF Program initially became effective as of March 1, 1994, was amended and restated effective as of November 15, 1999, and was amended and restated effective as of July 30, 2007, such that participants will receive shares of our common stock at the time deferred amounts are paid under the DDF Program. A total of 1,038,012 shares of our common stock have been authorized for issuance to DDF Program participants. As of December 31, 2008, 252,636 shares of our common stock have been issued and participants are entitled to receive an additional 56,846 shares of our common stock under the DDF Program upon termination of their status as director. Excluding the 56,846 shares that participants are entitled to receive under the DDF Program upon termination of their status as director, 728,530 shares remain available for issuance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2008, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except with respect to Mr. Gavin S. Herbert, a member of our board of directors. Mr. Herbert filed a late Form 4 on May 28, 2008 reporting the purchase of our stock on May 22, 2008 by the Herbert Family Trust, of which Mr. Herbert is a trustee. Mr. Herbert filed a Form 5 on February 13, 2009 that included a late report of purchases of our stock on October 31, 2008 and November 12, 2008 by Ninetta Herbert Living Trust, of which Mr. Herbert’s spouse is a trustee.

EXECUTIVE COMPENSATION

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which consist of our Chairman of the Board and Chief Executive Officer, our Executive Vice President, Finance and Business Development, Chief Financial Officer and our three next most highly paid executive officers, as determined under the rules of the SEC.

The Compensation Committee administers the compensation policies and programs for our senior executives and our equity-based incentive compensation plans.

Executive Summary

The Compensation Committee evaluates and sets executive compensation consistent with our overall compensation philosophy that rewards superior performance and provides consequences for underperformance. In 2009, given the challenging economic conditions in the United States and around the world, the Compensation Committee ratified management’s recommendation that there be no merit increases for our U.S.-based employees, including our named executive officers, and that merit increases outside of the United States be held to the local statutory minimums or the lower end of prevailing local labor market practices. The Compensation Committee also left the target bonus levels for our named executive officers unchanged and reduced the target value for equity awards in 2009. Furthermore, and in light of the fact that we did not achieve our adjusted earnings per share and our sales revenue growth targets in 2008, the bonus payouts under our Executive Bonus Plan to our Chief Executive Officer and our President were 77.7% and 70.0% of their target bonuses, respectively. The bonus pool for our other named executive officers under our Management Bonus Plan was approximately 77.7% of their target bonuses, and bonus payouts for the other named executive officers were then adjusted to reflect business function and individual performance in 2008. For 2009, the Compensation Committee continued to use the same performance measures relating to bonus payouts: adjusted earnings per share, sales revenue growth and research and development reinvestment.

What are the objectives of our compensation programs?

The Compensation Committee’s philosophy is to provide a compensation package that attracts, motivates and retains executive talent, and delivers rewards for superior performance as well as consequences for underperformance. Specifically, the objectives of the Compensation Committee’s compensation practices are to:

•	provide a total compensation program that is competitive with companies in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent;

•

place a significant portion of executive compensation at risk by linking such compensation to the achievement of pre-established corporate financial performance objectives and other key objectives within the executive’s area of responsibility;

•	provide long-term incentive compensation that focuses executives’ efforts on building stockholder value by aligning their interests with those of our stockholders; and

•	promote stability and retention of our management team.

In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among these elements, as discussed below.

The major compensation elements for our named executive officers are base salaries, annual performance-based bonuses payable in cash for target performance and in restricted shares for performance above target performance, stock options, restricted stock, retirement benefits, severance benefits, insurance benefits and perquisites. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries (other than increases), retirement benefits, insurance benefits and modest perquisites form stable parts of our named executive officers’ compensation packages that are not dependent on our performance during a particular year. We provide for these compensation elements so that we are able to attract, motivate and retain highly qualified executive officers. Consistent with our performance-based philosophy, we reserve the largest portion of potential compensation awards for performance- and incentive-based programs. These programs include awards that are based on our financial and stock price performance and provide compensation in the form of both cash and equity incentives that are tied to both our short-term and long-term performance. Our performance-based bonus program rewards short-term and long-term performance, while our equity awards, commonly in the form of stock options, reward long-term performance and align the interests of management with our stockholders.

How does the Compensation Committee determine the forms and amounts of compensation?

The Compensation Committee structures our compensation programs and establishes compensation levels for our executive officers. The Compensation Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market data, each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities and our historical financial performance.

The Compensation Committee has retained a compensation consultant.

The Compensation Committee has engaged an external compensation consultant, Mercer, to assist the Compensation Committee in its duties, including to provide advice regarding industry trends relating to the form and amount of compensation provided to executives by companies with which we compete for executive talent. The compensation consultant consists of a specific group within Mercer that does no work for us other than its work for the Compensation Committee and reports directly to the Compensation Committee through its chairperson. The Compensation Committee retains the right to terminate or replace the compensation consultant at any time. A separate employee benefits group within Mercer provides other services to us, including global employee benefits consulting, as well as actuarial and administrative support for our retirement and other employee benefit plans.

In 2008, the compensation consultant provided the Compensation Committee with:

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards, executive benefits and perquisites and severance benefits;

•

a comprehensive review of our executive compensation strategy, including reviewing the peer group companies and the criteria for selecting peers, as well as advising on our short- and long-term compensation incentives, our equity compensation strategy and preparation of our annual stock-based compensation guidelines;

•	tally sheets disclosing our executive officers’ total compensation (including severance benefits and the value of outstanding equity awards); and

•	support for the preparation of our disclosure in this proxy statement.

The compensation consultant also provided the Compensation Committee with a review of the terms of the compensation consultant’s current engagement and a proposal for services (and applicable fees) to be performed by the compensation consultant in 2009 as well as a description of the mechanisms used to ensure the compensation consultant’s objectivity in connection with advising the Compensation Committee. In 2008, we paid approximately $250,000 for the services provided by the compensation consultant to the Compensation Committee and approximately $2.32 million for the separate employee benefits services provided by Mercer to us.

At least annually, the Compensation Committee evaluates the scope of services to be provided by the compensation consultant to the Compensation Committee and the separate employee benefits services to be provided by Mercer to us. The Compensation Committee has determined that it is not in our best interests to place restrictions on the firms that our management may retain to provide consulting or other services, and that our management should retain the firm that they believe will provide us with the best advice and services available.

In order to ensure that the compensation consultant consistently provides objective and unbiased advice to the Compensation Committee and that the compensation consultant’s advice to the Compensation Committee is not influenced by our engagement of Mercer’s separate employee benefits group, certain controls have been put in place. Specifically, the Compensation Committee and Mercer have operated under an engagement letter that sets forth the terms of the compensation consultant’s engagement, its direct reporting relationship to the Compensation Committee, the ability of the Compensation Committee to replace the compensation consultant at any time and without reason, the services to be provided by the compensation consultant and its fees. In addition, Mercer has agreed with the Compensation Committee that:

•	the compensation consultant will take its instructions solely from the Compensation Committee;

•

the compensation consultant may not communicate with other members or employees of Mercer that are not engaged on behalf of the Compensation Committee regarding any business discussed with the Compensation Committee;

•

the compensation consultant must immediately report to the Compensation Committee any efforts by other Mercer consultants or by our management to influence or direct the compensation consultant’s advice to the Compensation Committee;

•	the compensation consultant may not solicit any business from us, other than the business that the compensation consultant conducts on behalf of the Compensation Committee; and

•

the compensation consultant may only receive payment for the compensation consulting services that it provides to the Compensation Committee and may receive no compensation for services that Mercer otherwise performs for us.

The Compensation Committee believes that these steps will help ensure that the compensation consultant will provide the Compensation Committee with objective advice.

The Compensation Committee compares our compensation levels and elements to those provided by our competitors.

The Compensation Committee annually compares the levels and elements of compensation that we provide to our named executive officers with the levels and elements of compensation provided to their counterparts in the market. The Compensation Committee uses this comparison data as a guideline in its review and determination of base salaries, annual performance incentive awards and long-term incentive compensation. We strongly believe in retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide compensation packages to one or more members of our senior executive management that may deviate from the general principle of targeting compensation at specific levels.

The market data used to compare the levels and elements of compensation that we provide generally consists of both published surveys and a specific peer group, but varies depending on the element of compensation that is being addressed. The survey data and the peer group company data are complementary to one another. The survey data provides a broader industry-wide component, while the peer group company data provides information regarding companies most directly comparable to us. The market data used to compare the levels and elements of compensation that we provided to our named executive officers in 2008 is shown in the table below.

	Base Salary and Cash Compensation	Long-Term Incentive Multiples (% of Base Salary Midpoint)	Policies and Practices (e.g., Change of Control Benefits and Perquisites)

David E.I. Pyott
Chairman of the Board and Chief Executive Officer

Scott M. Whitcup, M.D.
Executive Vice President, Research and Development

Jeffrey L. Edwards Executive Vice President, Finance and Business Development, Chief Financial Officer

■  50% weighting of peer
group company proxy
statement disclosure

■  50% weighting of
published surveys(1)

-   Data from 59
biotechnology,
pharmaceutical and
medical device industry
participants with revenue
ranging from $46 million
to $53.2 billion

-   Data regressed for size of
company

■  50% weighting of Mercer General Industry Long Term Incentive Survey(2)

-   Data regressed for size of company and to
align with our salary ranges

■  25% weighting of peer group company proxy statement disclosure

■  25% weighting of pharmaceutical long
term incentive data

-   Data regressed for size of company and to
align with our salary ranges

■ Peer group company disclosure and industry-specific published surveys considered primary ■ General industry data used when pharmaceutical and biotechnology information were not available
All Other Named Executive Officers

■   100% weighting of
published surveys(1)

-   Data from 59
biotechnology and
pharmaceutical industry
participants with revenue
ranging from $46 million
to $53.2 billion

-   Data regressed for size
of company

■  Sufficient peer group
company proxy statement
disclosure not available for
these named executive
officers

(1)	Sources: 2007 Towers Perrin Pharmaceutical Industry data and 2007 Hewitt Pharmaceutical Industry data.

(2)	Source: 2007 Towers Perrin Pharmaceutical Long Term Incentive Survey.

The peer group used to compare the levels and elements of compensation that we provided to our named executive officers in 2008 consisted of the following companies:

Peer Group Companies(1)

Company Name	Industry Description	Revenue ($ millions)	Market Capitalization(2) ($ millions)
Johnson & Johnson	Pharmaceuticals	$63,747	$166,347
Genentech, Inc.(3)	Biotechnology	$13,418	$ 87,224
Amgen Inc.	Biotechnology	$15,003	$ 61,157
Wyeth(3)	Pharmaceuticals	$22,834	$ 49,944
Gilead Sciences, Inc.	Biotechnology	$ 5,336	$ 47,087
Eli Lilly and Company	Pharmaceuticals	$20,378	$ 45,785
Alcon, Inc.	Health Care Supplies	$ 6,294	$ 26,703
Celgene Corporation	Biotechnology	$ 2,255	$ 25,325
Genzyme Corporation	Biotechnology	$ 4,605	$ 17,954
Biogen Idec Inc.	Biotechnology	$ 4,098	$ 13,896
Forest Laboratories, Inc.(4)	Pharmaceuticals	$ 3,836	$ 7,676
Cephalon, Inc.	Biotechnology	$ 1,943	$ 5,273
Endo Pharmaceuticals Holdings Inc.	Pharmaceuticals	$ 1,261	$ 3,030
Sepracor Inc.	Pharmaceuticals	$ 1,292	$ 1,195
Mentor Corporation(3,4)	Health Care Equipment	$ 373	$ 1,045
Medicis Pharmaceutical Corporation	Pharmaceuticals	$ 518	$ 788

75th Percentile		$13,814	$ 47,801
Median		$ 4,351	$ 21,640
25th Percentile		$ 1,781	$ 4,712

Allergan, Inc.	Pharmaceuticals	$ 4,403	$ 12,250

Source: Standard & Poors Research Insight

(1)	Financial data reflects the December 2008 fiscal year-end except where noted.

(2)	Market value as of December 31, 2008.

(3)	Have been or are being acquired.

(4)	Financial data for Mentor Corporation and Forest Laboratories, Inc. reflect data for the year ended March 2008.

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications as appropriate. In September 2006, the Compensation Committee determined that this group of peer companies was representative of our executive talent pool and our product and market profile (pharmaceutical, biotech, specialty pharmaceutical and medical device), appropriate from a market capitalization and revenue size perspective and comparable in terms of performance and recognition in the marketplace, measured by: (i) growth, (ii) market capitalization multiples, (iii) strong stockholder returns and (iv) competition for stockholders’ investment. In 2008, the Compensation Committee removed MedImmune, Inc. from the group of peer companies after MedImmune, Inc. was acquired by AstraZeneca PLC during the third quarter of 2007.

Our pay mix emphasizes equity compensation and “at risk” compensation.

The Compensation Committee sets total compensation in a fashion that ensures a significant percentage of annual compensation will be delivered in the form of equity, rather than cash, and is oriented toward rewarding longer-term performance, as opposed to annual performance, thus promoting alignment with long-term stockholder interests. In addition, the pay mix for our named executive officers is weighted less on guaranteed base salary and more on “at risk” compensation in the form of bonus compensation and, to a greater extent, long-term incentives. In determining the 2008 target pay mix for our named executive officers, the Compensation Committee considered the average compensation mix of our peer group companies as reflected in the following graphs.

(1)	Peer group data reflects 2007 salary, target bonus when available (or the three-year average bonus when not available) and all long-term incentive values for the peer group companies’ four next most highly compensated executive officers after their chief executive officers.

(2)	Target pay reflects 2008 salary, target bonus and actual stock option and restricted stock grants. Our executive committee consists of our named executive officers, together with Raymond H. Diradoorian, our Executive Vice President, Global Technical Operations and Dianne Dyer-Bruggeman, our Executive Vice President, Human Resources. Ms. Dyer-Bruggeman’s salary was not included as she joined us in December 2008. In addition, there was no target bonus or long-term incentive compensation in 2008 for Ms. Dyer-Bruggeman.

(3)	Actual pay reflects 2008 salary, actual bonus and actual stock option and restricted stock grants. Ms. Dyer-Bruggeman’s salary was not included as she joined us in December 2008. In addition, Ms. Dyer-Bruggeman received no bonus or long-term incentive compensation in 2008.

The Compensation Committee uses tally sheets.

At least annually, the Compensation Committee and our board of directors review tally sheets setting forth the expected value of annual compensation and benefits for each named executive officer, including base salaries, potential annual performance incentive award payouts at minimum and maximum levels, long-term incentive compensation, including the number of stock options granted and the fair value at grant, and the annualized cost of other benefits and perquisites. The tally sheets also set forth the accumulated value of benefits and compensation to each named executive officer, including the accumulated value of equity grants, the accumulated value of benefits under our retirement plans and the accumulated value of potential payouts under different separation scenarios, including under our severance and change of control arrangements. The tally sheets show the effect of compensation decisions made over time on the total annual compensation to each named executive officer, and allow the Compensation Committee to review the total accumulated value of compensation and benefits for comparative purposes. The Compensation Committee also reviews and updates the form of the tally sheets with the help of the compensation consultant at least annually. For 2008, the tally sheets served as a useful check on total annual compensation for each executive officer and relative compensation among the executive officers and provided a review of total historical compensation decisions, but did not affect any specific decision relating to the named executive officers’ annual compensation. In its 2008 review of the tally sheets, the Compensation Committee determined that the annual compensation amounts for our named executive officers remained consistent with the Compensation Committee’s policies and expectations.

What targets has the Compensation Committee established for each element of compensation?

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability. The Compensation Committee annually reviews and determines the base salaries of our named executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities.

In setting an executive’s base salary in a particular year, the Compensation Committee takes into account competitive salary practices, the executive’s scope of responsibilities, the results previously achieved by the executive, the executive’s development potential and the executive’s historical base salary level. In order to attract and retain highly qualified executives, base salaries paid to our executive officers are generally targeted at the 50th percentile of the base salaries being paid by the market.

The increases in base salaries for 2008 as compared to 2007 for each of our named executive officers, as well as the market position of the base salaries prior to and after the increases, are shown in the table below.

Named Executive Officer	2007 Annualized Salary(1)	% of 50th Percentile of Market	2008 Annualized Salary (% Increase)(2)	% of 50th Percentile of Market
David E.I. Pyott	$1,300,000	119%	$1,300,000	110%
Chairman of the Board and			(0.0)%
Chief Executive Officer
F. Michael Ball	$ 630,000	93%	$ 661,500	104%
President, Allergan			(5.0)%
Scott M. Whitcup, M.D.	$ 508,500	85%	$ 540,000	93%
Executive Vice President,			(6.0)%
Research and Development
Douglas S. Ingram	$ 500,000	86%	$ 540,000	88%
Executive Vice President,			(8.0)%
Chief Administrative Officer, General Counsel and Secretary
Jeffrey L. Edwards	$ 457,800	83%	$ 495,500	85%
Executive Vice President,			(8.0)%
Finance and Business Development, Chief Financial Officer

(1)	For all of the named executive officers, represents base salary on December 31, 2007 annualized for fiscal 2007.
(2)	Represents base salary on December 31, 2008 annualized for fiscal 2008.

The Compensation Committee has approved annual increases to Mr. Pyott’s base salary of between 0% and 5.1% in each of the past five years. Mr. Pyott’s base salary was unchanged for 2008. The 2008 base salary increases for the other named executive officers were based on company performance, competitive market data provided by the compensation consultant discussed above, and our Chief Executive Officer’s evaluations of the other named executive officers. At the beginning of 2008, the named executive officers identified a number of specific company performance objectives for their areas of responsibility for the year. These company performance objectives were subject to Mr. Pyott’s review and approval or modification. The objectives varied considerably in detail and subject matter depending on each executive officer’s area of responsibility. The objectives included, among other things, specific product approvals and development, financial objectives, successful completion of acquisitions and financings and regulatory compliance.

Annual Performance Incentive Awards

The primary purpose of our annual performance incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. We have two annual bonus programs, each designed to reward management-level employees for their contributions to corporate objectives. Our Chief Executive Officer and our President participate in our Executive Bonus Plan, while our other named executive officers and management employees participate in our Management Bonus Plan. Our Executive Bonus Plan was approved by our stockholders in 2006. Our two annual bonus programs generally have the same structure, as described below.

How were 2008 bonuses determined under our Management Bonus Plan?

At the beginning of 2008, the Compensation Committee established target bonuses for each participant in our Management Bonus Plan after review of the 50th percentile of the bonuses paid by the market, as a percentage of base salary, for that participant’s position. In February 2009, the Compensation Committee also determined the size of the bonus pool to be paid to employees based upon our 2008 performance. Our performance is measured by our achievement of three pre-established performance objectives. The performance objectives were based on our corporate strategies and objectives established as part of our annual operating plan process. For 2008, these performance objectives were as follows: (1) a pre-established target adjusted earnings per share of $2.60, or the EPS Target, (2) a pre-established target sales revenue growth in local currency of 17.8%, or the Revenue Target, and (3) a pre-established target research and development reinvestment rate of 16.97% of annual sales, or the R&D Reinvestment Target. The Compensation Committee determined that the EPS Target, the Revenue Target and the R&D Reinvestment Target were appropriate performance objectives for the purpose of establishing bonus payments because the EPS Target and the Revenue Target provide incentives for management to focus on increasing our revenues while meeting an adjusted earnings per share objective, balanced against our long-term objective of maintaining a significant research and development reinvestment rate to fuel our long-term growth.

Adjusted earnings per share, the underlying financial measure in the EPS Target performance objective, is not defined under U.S. generally accepted accounting principles, or GAAP. We have historically used, and intend in the future to use, the same projected adjusted EPS reported in our press releases commenting on quarterly and annual results for purposes of establishing the EPS Target under our Management Bonus Plan and our Executive Bonus Plan. We use adjusted earnings per share for planning and forecasting in future periods the core operating performance of our business. Despite the importance of adjusted earnings per share in analyzing our business and designing incentive compensation, adjusted earnings per share has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does not reflect: cash expenditures or future requirements for expenditures relating to restructurings and certain acquisitions, including severance and facility transition costs associated with acquisitions; gains or losses on the disposition of assets associated with restructuring and business exit activities; the tax benefit or tax expense associated with the items indicated; and the impact on earnings of charges resulting from certain matters that we consider not to be indicative of our on-going operations.

Our Management Bonus Plan for 2008 provided that the bonus pool would be funded at 90% of the target bonus for achievement of the EPS Target, with an additional 10% of the target bonus funded for achievement of the Revenue Target and 10% of the target bonus funded for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonus would be funded upon achieving all three of the pre-established corporate performance objectives. The Compensation Committee compared 110% of our target bonus (based on the achievement of each of the EPS Target, the Revenue Target and the R&D Reinvestment Target) against the 50th percentile of the market in determining bonus amounts. For any bonus to be payable under our Management Bonus Plan for 2008, however, 2008 adjusted earnings per share had to be greater than 97.1% of the EPS Target. Once this threshold adjusted earnings per share amount had been reached, the bonus pool would be funded based on linear interpolations for performance above and below the target amounts. A maximum of 160% of the target bonus would be funded upon achieving the maximum level of all three of the pre-established corporate performance objectives. The funding level of the bonus pool as determined by our results for each of the three company performance objectives is shown in the table below.

Performance Metric	Bonus Pool Funding at Below Threshold Performance	Bonus Pool Funding at Target Performance(1)	Bonus Pool Funding at Maximum Performance(1)
EPS Target	0% of target pool	90%	110%
Revenue Target	0%	10%	25%
R&D Reinvestment Target	0%	10%	25%

Total	0%	110%	160%

(1)	No funding for the Revenue Target or R&D Reinvestment Target would be made unless adjusted earnings per share exceeded 97.1% of the EPS Target.

As a result of our achievement of 98.7% of the EPS Target, 59.6% of the Revenue Target and 99.9% of the R&D Reinvestment Target, and in accordance with the bonus structure approved at the beginning of 2008, the Compensation Committee established the 2008 bonus pool for participants in our Management Bonus Plan at approximately 77.7% of the target bonus. As a result, the Compensation Committee approved an aggregate bonus pool of approximately $24.9 million for approximately 1,002 participants.

Once the aggregate bonus pool was established, our Chief Executive Officer allocated the bonus pool to our business functions based on each function’s performance versus defined objectives that contributed to the results in 2008 and our long-term performance. For instance, a business function that exceeded its defined objectives typically received a greater share of the bonus pool than a business function that met its defined objectives. This allocation of the bonus pool among our business functions reinforced our pay-for-performance philosophy. For 2008, our Chief Executive Officer determined that the baseline bonus for non-executive employees would be set at 77.7% of their target bonuses and that our business functions (and the executive officers responsible for those business functions) would receive adjustments to the baseline bonus based on each function’s performance separate from our corporate financial performance.

Within each business function (including with respect to our named executive officer participants within the Management Bonus Plan), each participant’s bonus could be further modified based upon the participant’s evaluation by his or her supervisor. Under our Management Bonus Plan, each participant’s bonus could potentially have been modified down to 0% or up to 150% based on his or her evaluation. In general, at the beginning of 2008, each participant identified (subject to his or her supervisor’s review and approval or modification) a number of objectives for 2008 and then received a performance evaluation against those objectives as a part of the year-end compensation review process. For the named executive officers, these objectives varied considerably in detail and subject matter depending on their areas of responsibility. The objectives included, among other things, product approvals and development milestones, financial objectives, successful integration and completion of acquisitions and financings and regulatory compliance. By accounting for each participant’s performance relative to these pre-established objectives, we are able to differentiate among executives and emphasize the link between an individual’s performance and his or her compensation.

For 2008, the target bonuses for the participating named executive officers were established at 65% of their year-end annualized base salaries, which would result in a bonus of 71.5% of their base salaries if each of the EPS Target, Revenue Target and R&D Reinvestment Rate Target were met and no changes were made to the bonus amounts based on the performance of their business functions or their individual performance evaluations. The 50th percentile of the market establishes target bonuses at a level of approximately 67% of base salaries for similarly situated executives. Based on this market data, there was no change to the 2009 target bonuses for the participating named executive officers.

The table below illustrates potential bonus payouts as a percentage of base salary based on company performance, prior to any adjustments for business function or individual performance, as follows: (i) potential bonus payouts if all three of the pre-established corporate performance objectives were met at the target level; and (ii) potential bonus payouts if all three of the pre-established corporate performance objectives were met at the maximum level.

Named Executive Officer	2008 Annualized Salary(1)	Objectives Met at Target Level (Bonus as % of Salary)(2)	Objectives Met at Maximum Level (Bonus as % of Salary)(2)
Scott M. Whitcup, M.D.	$540,000	71.5%	104%
Executive Vice President, Research and Development
Douglas S. Ingram	$540,000	71.5%	104%
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Jeffrey L. Edwards	$495,000	71.5%	104%
Executive Vice President, Finance and Business Development, Chief Financial Officer

(1)	Represents base salary on December 31, 2008 annualized for fiscal 2008.

(2)	Represents potential bonus payouts based solely on company performance, prior to any adjustments for business function or individual performance. Under our Management Bonus Plan, each participant’s bonus could potentially be modified down to 0% or up to 150% based on his or her individual performance.

For 2008, the named executive officers’ bonus payouts were modified based on the performance of their business functions which resulted in a payout of approximately 77% to 88% of such named executive officer’s target bonus. The actual cash compensation (salary plus actual annual performance awards) for each of the named executive officers as compared to the 50th percentile of the market are shown in the table below.

Named Executive Officer	2008 Actual Salary(1)(2)	Actual Bonus	Actual Total Cash Compensation	% of 50th Percentile of Market
Scott M. Whitcup, M.D.	$557,135	$308,900	$866,035	93%
Executive Vice President, Research and Development
Douglas S. Ingram	$556,154	$272,700	$828,854	82%
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Jeffrey L. Edwards	$509,746	$250,000	$759,746	74%
Executive Vice President, Finance and Business Development, Chief Financial Officer

(1)	Represents base salary earned during fiscal 2008.

(2)	In 2008, actual salary amounts exceeded annualized salary amounts because employees received an additional 27th bi-weekly payment as the first regular payroll scheduled for 2009 fell on a company holiday and the payment instead was made on the last day of December 2008.

How were 2008 bonuses determined under our Executive Bonus Plan?

The primary purpose of our Executive Bonus Plan is to reward, retain and motivate our Chief Executive Officer and our President, and they are the only employees currently eligible for awards under our Executive Bonus Plan.

The bonuses payable to our Chief Executive Officer and our President under our Executive Bonus Plan for 2008 were based on attainment of the EPS Target, Revenue Target and R&D Reinvestment Target — consistent with the targets and adjusted earnings per share threshold established for the other named executive officers for 2008 under our Management Bonus Plan. Our Chief Executive Officer’s target bonus for 2008 was 120% of his year-end annualized base salary, and our President’s target bonus for 2008 was 70.0% of his year-end annualized base salary, after review of the 50th percentile of the market. Equivalent to our Management Bonus Plan, 90% of the target bonus was payable for achievement of the EPS Target, with an additional 10% of target bonus payable for achievement of the Revenue Target and 10% of target bonus payable for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonus was payable upon achieving all three of the pre-established target corporate performance objectives. In addition, as with our Management Bonus Plan for 2008, the Compensation Committee compared 110% of our target bonus (based on the achievement of each of the EPS Target, the Revenue Target and the R&D Reinvestment Target) against the 50th percentile of the market in determining bonus amounts. Further, also mirroring our Management Bonus Plan, for any bonus to be payable for 2008 under our Executive Bonus Plan, 2008 adjusted earnings per share had to be greater than 97.1% of the EPS Target. Therefore, the actual bonus award payable was from 0% to 160% of the target bonus based on our relative attainment of the performance objectives, subject to the discretion of the Compensation Committee to reduce the amount payable. The table below illustrates potential bonus payouts as a percent of base salary if: (i) all three of the pre-established corporate performance objectives were met at the target level; and (ii) all three of the pre-established corporate performance objectives were met at the maximum level.

Named Executive Officer	2008 Annualized Salary(1)	Objectives Met at Target Level (Bonus as % of Salary)	Objectives Met at Maximum Level (Bonus as % of Salary)
David E.I. Pyott	$1,300,000	132%	192%
Chairman of the Board and Chief Executive Officer
F. Michael Ball	$ 661,500	77%	112%
President, Allergan

(1)	Represents base salary on December 31, 2008 annualized for fiscal 2008.

Based upon our relative achievement of the pre-established performance objectives for 2008, and in accordance with the bonus structure approved at the beginning of 2008, the Compensation Committee approved bonus payouts to Messrs. Pyott and Ball of 77.7% and 70.0%, respectively, of their target bonuses. As a result, the Compensation Committee approved a bonus of $1.21 million for Mr. Pyott, or approximately 93.2% of his year-end annualized base salary, and a bonus of $324,100 for Mr. Ball, or approximately 49.0% of his year-end annualized base salary. The actual cash compensation (salary and actual annual performance awards) for these named executive officers as compared to the 50th percentile of the market are shown in the table below.

Named Executive Officer	2008 Actual Salary(1)(2)	Actual Bonus	Actual Total Cash Compensation	% of 50th Percentile
David E.I. Pyott	$1,350,000	$1,212,100	$2,562,100	103%
Chairman of the Board and Chief Executive Officer
F. Michael Ball	$ 683,308	$ 324,100	$1,007,408	89%
President, Allergan

(1)	Represents base salary earned during fiscal 2008.

(2)	In 2008, actual salary amounts exceeded annualized salary amounts because employees received an additional 27th bi-weekly payment as the first regular payroll scheduled for 2009 fell on a company holiday and the payment instead was made on the last day of December 2008.

2009 Bonuses under our Management Bonus Plan and our Executive Bonus Plan.

For the payment of annual incentive awards to participants under our Management Bonus Plan and our Executive Bonus Plan for 2009, the Compensation Committee approved the same bonus program and structure as used in 2008, subject to a revised target value for each of the three performance measures. In keeping with our philosophy that a significant portion of executive compensation should be linked to performance, target bonuses for the three named executive officers participating in our Management Bonus Plan will remain at 65% of their year-end annualized base salaries.

Why do we grant equity awards and how does the Compensation Committee determine the amount of such awards?

Our employees, including our named executive officers, are eligible to participate in our annual award of stock option and restricted stock grants under our 2008 Incentive Award Plan. In addition, our employees are eligible to receive other stock option grants and restricted stock awards under our 2008 Incentive Award Plan throughout the fiscal year in connection with certain events, such as a new hire, retention of an employee, integration of acquisitions or outstanding performance against certain individual or departmental performance objectives. Our 1989 Incentive Compensation Plan, as amended, was superseded by our 2008 Incentive Award Plan, which was approved by our stockholders in 2008. During 2008, approximately 720 employees, including executive officers, received stock option grants and/or restricted stock awards in connection with our annual award and approximately 221 employees, including executive officers, received other option grants and/or restricted stock awards, primarily relating to new hire grants, exceptional sales performance, retention or the achievement of research and development milestones. Such grants provide an incentive for our executives and other employees to increase our market value, as represented by our market price, as well as serving as a method for motivating and retaining our employees.

For 2008, the Compensation Committee determined that our named executive officers should receive long-term incentive awards in the form of stock options, with a limited pool of restricted stock awards being available for that portion of bonuses to be paid in shares of restricted stock under our Management Bonus Plan and our Executive Bonus Plan. In determining to provide long-term incentive awards in the form of stock options, the Compensation Committee considered cost and dilution impact, market trends relating to long-term incentive compensation and other relevant factors. The Compensation Committee determined that an award of stock options more closely aligns the interests of the recipient with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, the Compensation Committee determined that awards of stock options align with our high growth strategy and provide significant leverage if our high growth objectives are achieved and place a significant portion of compensation at risk if our objectives are not achieved. This provides an effective balance of risk and reward. The Compensation Committee reviewed our stock option grant usage and overhang (options outstanding plus reserves), and noted that our overhang was below the 25th percentile of the peer group companies.

The Compensation Committee has structured our Management Bonus Plan and our Executive Bonus Plan so that amounts payable in excess of 100% of the target bonus are paid in restricted shares (as opposed to cash) to provide us with greater retention of the recipient over the two-year vesting term of the restricted stock following completion of the performance period. For 2009, the Compensation Committee has determined to retain its 2008 equity strategy such that 100% of management’s equity awards will be granted in the form of nonqualified stock options, except in circumstances where restricted stock is granted under our bonus plans or in limited cases such as for retaining current key employees or attracting key new hires. In recognition of the number of products filed with, and approved by, the U.S. Food and Drug Administration and other regulatory agencies in 2008, Dr. Whitcup received a grant of 10,000 shares of restricted stock on February 20, 2009. These shares vest in full on the fourth anniversary of the grant date, subject to continued employment with us through such vesting date.

Pursuant to our restructuring plan announced on February 4, 2009 and effective February 3, 2009, we modified all outstanding full-round employee stock options granted on February 14, 2008, including all stock options granted to our named executive officers on that date. The modification consisted of accelerating the vesting of, and removing the post-termination exercise period limitations with respect to, these options.

Toward the beginning of each year, the Compensation Committee considers and approves a set of guidelines for long-term incentive awards for eligible participants based on the participant’s grade level in the organization. The guidelines for each employee grade level are set by the Compensation Committee based on an annual survey of competitive market practices and input from the compensation consultant. The guidelines target the annual grants of long-term incentive awards at each grade level (as a multiple of the base salary midpoint for the grade level) at the 75th percentile of the market. The purpose of this higher market positioning for equity-based compensation is to provide a total compensation program that maintains a significant amount of at-risk compensation, places greater overall emphasis on long-term performance, encourages retention of key employees and more closely aligns executive compensation with the interests of our stockholders.

Actual 2008 long-term incentive compensation awards at the named executive officers’ grade levels (as a multiple of the base salary midpoint for the grade levels) were at approximately the 75th percentile of the market with the exception of Mr. Ball, whose award was higher than the 75th percentile of the market in recognition of his 2007 performance, as shown in the table below.

Named Executive Officer	Number of Stock Options Granted in 2008	Value of Stock Options Granted in 2008(1)	Multiple (% of Base Salary Midpoint)	Market Data 75th Percentile Multiple (% of Base Salary Midpoint)
David E.I. Pyott	410,000	$7,569,000	641%	640%
Chairman of the Board and Chief Executive Officer
F. Michael Ball	137,000	$2,529,000	397%	350%
President, Allergan
Scott M. Whitcup, M.D.	105,500	$1,948,000	330%	330%
Executive Vice President, Research and Development
Douglas S. Ingram	105,500	$1,948,000	330%	330%
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Jeffrey L. Edwards	105,500	$1,948,000	330%	330%
Executive Vice President, Finance and Business Development, Chief Financial Officer

(1)	The numbers shown in this table, for purposes of determining our market positioning, are based on a Black-Scholes value of $18.46, at a $65.46 exercise price (our average 30-day closing price as of January 18, 2008).

In addition, the Compensation Committee considered the rate of share usage for proposed equity awards, which for 2008 represented approximately 4.9 million shares, or 1.6% of the common shares outstanding. The Compensation Committee considered that our 2007 rate of share usage of 1.3% and our three-year (2004-2006) average rate of share usage of 1.6% of the common shares outstanding was between the 25th percentile and the median of our peer group companies’ three-year (2004-2006) average rate of share usage. In addition, our overhang for fiscal year 2006 (options outstanding plus reserves) was 9.2%, which was below the 25th percentile of the peer group companies based on their annual reports on Form 10-K for fiscal year 2006. Our reported stock option expense under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, or SFAS No. 123R, as a percent of our revenues for fiscal year 2006, was between the 25th percentile and 50th percentile of our peer group companies.

What policies do we have in place with respect to timing of equity compensation awards?

During 2008, options were granted to current executive officers on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on January 28, 2008, with a grant date of February 14, 2008. For the 2008 fiscal year and the current fiscal year, the grant date is 11 business days after the full year earnings release. Awards of bonus amounts payable under our Management Bonus Plan and our Executive Bonus Plan in excess of 100% of the target bonus issued in restricted shares are expressed in dollar valuations when approved by the Compensation Committee and the number of shares of restricted stock is determined two trading days after the full year earnings release based on the average of the high and low prices of our common stock on the grant date. Other awards of stock options and restricted stock are expressed in a number of shares when approved by the Compensation Committee.

Beginning with the 2007 fiscal year, our policy has been that option grant dates for newly hired executive officers and other eligible employees will be two business days after the next quarterly or annual earnings release, as applicable, following the executive officer’s or other eligible employee’s commencement of employment.

Why did the Compensation Committee adopt a clawback policy?

In July 2007, the Compensation Committee adopted a clawback policy, whereby in the case of fraud or other intentional misconduct involving our executive officers or vice presidents that necessitates a restatement of our financial results, such executive officers or vice presidents are required to reimburse us for any bonus awards or other incentive compensation paid or issued to them in excess of the amount that would have been paid or issued based on the restated financial results. The Compensation Committee approved this policy after consideration of market practices and to further align the interests of our executive officers and vice presidents with our stockholders.

What stock ownership guidelines do we have in place for our officers and directors?

Our board has approved stock ownership guidelines for all corporate vice presidents (consisting primarily of our region/business heads) with five years in their position at a level of two times base salary, executive vice presidents with five years in their position at a level of three times base salary and for our Chief Executive Officer at a level of five times base salary. Ownership is determined based on the combined value of shares owned outright, restricted shares, shares held in benefit plans and one-half of the intrinsic value of vested, in-the-money stock options.

The Compensation Committee annually reviews our executive officers’ stock ownership status and the timeline for compliance in connection with our annual meeting of stockholders. In May 2008, all such officers met the stock ownership guidelines. The Compensation Committee also annually reviews our stock ownership guidelines and their consistency with market practices. The tally sheets reviewed by the Compensation Committee also provide information about compliance with the stock ownership guidelines by each named executive officer.

Our board has also approved stock ownership guidelines for directors, which provide that each non-employee director is expected to own our common stock, including phantom shares accrued under our deferred directors’ fee program, equal in value to the number of years the director has served on our board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2008, all non-employee directors met the stock ownership guidelines.

What perquisites and other benefits do we provide and why do we provide these benefits?

In September 2006, the Compensation Committee determined that all major perquisite programs, other than a tax and financial planning allowance of $20,000 for our Chief Executive Officer and our President and $10,000 for each other named executive officer, would be eliminated. The Compensation Committee kept the tax and financial planning allowance in order to support effective use of our compensation programs and good financial management. In lieu of the terminated perquisites, the Compensation Committee determined to provide a flat annual perquisite payment of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer. The perquisite allowance is payable in equal bi-weekly installments during the course of the year. The Compensation Committee eliminated all other major perquisite programs in order to streamline the program and simplify its administration. The new program was implemented in January 2007.

We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees. We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives.

What retirement plans do we have that are not generally available to all employees and why do we have these plans?

We have two supplemental retirement plans for certain employees, including the named executive officers. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Internal Revenue Code Sections 415 and 401(a)(17). Payments under our supplemental retirement plans are in the same form and will be paid at the same time as a participant’s benefits under our pension plan.

Under the Allergan, Inc. Executive Deferred Compensation Plan, eligible employees, including the named executive officers, are permitted to defer receipt of up to 100% of their base salary and bonus. Eligible employees, including the named executive officers, also receive contributions from us for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions under our Savings and Investment Plan and the amount of contributions made to the Savings and Investment Plan on behalf of the participant was limited by the Internal Revenue Code. A description of the material terms of these plans can be found beginning on page 55 of this proxy statement under the Pension Benefits Table and on page 57 of this proxy statement under the Nonqualified Deferred Compensation Table.

What severance and change of control benefits do we provide and why do we provide these benefits?

None of our U.S.-based employees, including our named executive officers, have an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such employee may be terminated at any time.

Since 1993, a severance pay policy has been in effect for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service, with the greatest benefits (approximating two years of total cash compensation and benefits) payable for executive vice presidents having 15 or more years of service, and the least benefits for service of less than seven years (approximately 14 months of base salary only). The severance policy was designed to further retain executives by providing security that increases over time with the executive’s service to us.

We have entered into change of control agreements with each of our named executive officers and other key employees. These agreements provide for severance payments to be made to the executive officers and other key employees if their employment is terminated under specified circumstances within two years following a change of control. The payments and benefit levels under the change of control agreements did not influence and were not influenced by other elements of compensation.

Our severance pay policy and change of control agreements were designed to help attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change of control. These benefits also allow executives to assess takeover bids objectively without regard to the potential impact on their own job security. In December 2006 and July 2007, the compensation consultant, at the direction of the Compensation Committee, provided a summary of industry practices with respect to cash severance payments and the treatment of unvested equity upon a change of control. The compensation consultant found that “salary plus bonus” was the most prevalent cash severance multiplier among our peer group companies and the general industry. Severance multipliers typically ranged from one times salary and bonus at lower tiers to three times salary and bonus at the top executive level. Our current severance multiples are in line with these findings. Additionally, the most prevalent treatment of unvested equity among our peer group companies was full vesting upon a change of control, a single trigger, which is in line with our change of control agreements. All of the other change of control benefits under our change of control agreements require a double trigger (a change of control followed by a qualifying termination). A description of the material terms of our change of control agreements and severance pay policy can be found beginning on page 58 of this proxy statement under the Potential Payments Upon Termination or Change of Control Table.

What are our policies on deductibility of compensation?

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our board of directors that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of our common stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 2008 Incentive Award Plan are intended to meet the criteria of Section 162(m) of the Internal Revenue Code.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests, such as time-vested grants of restricted stock, retention bonuses or grants of nonqualified stock options.

Our Executive Bonus Plan is designed and has generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code.

Tabular Compensation Disclosure

The following tables summarize our named executive officer and non-employee director compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table summarizes the compensation earned by or paid to our named executive officers in 2008, 2007 and 2006, including salary earned, the cost to us of stock awards and option awards previously granted to our named executive officers, non-equity incentive plan awards earned by our named executive officers for performance, changes in the actuarial present value of our named executive officers’ accrued aggregate pension benefits and all other compensation paid to our named executive officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table summarizes all grants of plan-based awards made to our named executive officers in 2008, including cash and stock awards made under our Management Bonus Plan and our Executive Bonus Plan. For a discussion of cash and stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2008 performance, see the Summary Compensation Table.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table summarizes the unvested stock awards and all stock options held by our named executive officers as of December 31, 2008, adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007. Please note that our named executive officers’ ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

4.	Option Exercises and Stock Vested Table. The Option Exercises and Stock Vested Table summarizes our named executive officers’ option exercises and stock award vesting during 2008, adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007.

5.	Pension Benefits Table. The Pension Benefits Table summarizes the actuarial present value of our named executive officers’ accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans and any payments made under those plans to our named executive officers during 2008.

6.	Nonqualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table summarizes the contributions to and account balances under our Executive Deferred Compensation Plan during 2008.

7.	Potential Payments Upon Termination or Change of Control Table. The Potential Payments Upon Termination or Change of Control discussion and table summarize payments and benefits that would be made to our named executive officers in the event of certain employment terminations and/or a change of control.

8.	Director Compensation Table. The Director Compensation Table summarizes the compensation paid to our non-employee directors during 2008, including cash compensation, and the cost of to us of stock awards and option awards previously granted to our non-employee directors.

1.  Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2008, 2007 and 2006. Please note that ownership of vested stock awards is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement. Please also note that “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the following table consists of the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and nonqualified deferred compensation earnings that are above-market.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
David E.I. Pyott	2008	$1,350,000	$ 0	$1,113,904	$7,129,657	$1,212,100	$1,054,216	$51,229	$11,911,106
Chairman of the Board and	2007	$1,293,076	$ 0	$350,172	$6,816,879	$2,244,800	$ 475,494	$51,923	$11,232,344
Chief Executive Officer	2006	$1,233,769	$16,500	$188,500	$6,438,058	$1,983,500	$ 447,332	$46,482	$10,354,141
Jeffrey L. Edwards	2008	$509,746	$ 0	$78,578	$1,382,810	$ 250,000	$ 338,675	$31,167	$2,590,976
Executive Vice President,	2007	$455,704	$ 0	$154,608	$988,343	$ 395,300	$ 99,095	$31,604	$2,124,654
Finance and Business Development,	2006	$432,262	$ 0	$124,877	$685,623	$ 355,800	$ 77,241	$22,523	$1,698,326
Chief Financial Officer
F. Michael Ball	2008	$683,308	$ 0	$115,263	$2,180,354	$ 324,100	$ 360,487	$48,613	$3,712,125
President, Allergan	2007	$627,115	$ 0	$100,097	$1,906,895	$ 634,600	$ 186,809	$52,953	$3,508,469
	2006	$593,613	$11,300	$52,357	$1,605,531	$ 559,900	$ 159,124	$54,988	$3,036,813
Douglas S. Ingram	2008	$556,154	$ 0	$133,094	$1,577,318	$ 272,700	$ 172,482	$21,705	$2,733,453
Executive Vice President,	2007	$500,000	$ 0	$123,100	$1,287,672	$ 431,700	$ 86,917	$32,609	$2,461,998
Chief Administrative Officer,	2006	$453,141	$ 0	$87,299	$1,041,419	$ 373,300	$ 87,501	$34,567	$2,077,227
General Counsel and Secretary
Scott M. Whitcup, M.D.	2008	$557,135	$ 0	$147,313	$1,567,797	$ 308,900	$ 219,406	$33,564	$2,834,115
Executive Vice President,	2007	$505,298	$ 0	$129,345	$1,164,072	$ 439,000	$ 95,013	$36,985	$2,369,713
Research and Development	2006	$470,714	$ 0	$173,161	$878,330	$ 365,000	$ 79,343	$23,997	$1,990,545

(1)	The amounts shown include amounts of salary earned but deferred at the election of the named executive officer under the Savings and Investment Plan and the Executive Deferred Compensation Plan. See footnote 7 below for a description of the Savings and Investment Plan. See the Nonqualified Deferred Compensation Table for a description of the Executive Deferred Compensation Plan.

(2)	The amounts shown are discretionary bonuses provided to our Chief Executive Officer and President under our Executive Bonus Plan.

(3)	The amounts shown are the amounts of compensation cost recognized by us related to the grants of restricted stock, as prescribed under SFAS No. 123R. For a discussion of valuation assumptions used to determine the compensation cost in 2008, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008. The amounts consist of restricted stock awards and bonus performance restricted stock awards earned by our named executive officers under our Management Bonus Plan or our Executive Bonus Plan, as applicable, in excess of 100% of the participants’ target bonus, paid in grants of service vested restricted stock, which vest in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 or five years of service). Our Management Bonus Plan and our Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. The goals employed for 2008, 2007 and 2006 included adjusted earnings per share, revenue growth and research and development reinvestment rate. See footnote 5 below and “Compensation Discussion and Analysis” in this proxy statement for a more complete description of the bonus plans. The table below shows how much of the overall amount of the compensation cost recognized by us in 2008 is attributable to each award.

Named Executive Officer	Grant Date	Number of Shares of Stock Granted	2008 Fiscal Year Compensation Cost
Mr. Pyott	February 14, 2008	10,216	$450,639
	February 14, 2008	30,000	$443,231
	February 2, 2007	8,744	$188,617
	February 6, 2006	10,664	$ 31,417

Mr. Edwards	February 14, 2008	1,799	$ 36,626
	February 2, 2007	1,608	$ 29,731
	February 6, 2006	1,232	$ 3,630
	January 30, 2004	10,000	$ 8,592

Mr. Ball	February 14, 2008	2,888	$ 58,797
	February 2, 2007	2,582	$ 47,740
	February 6, 2006	2,962	$ 8,726

Mr. Ingram	February 14, 2008	1,964	$ 39,985
	February 2, 2007	1,684	$ 31,136
	February 6, 2006	2,036	$ 5,998
	February 6, 2006	4,000	$ 55,975

Dr. Whitcup	February 14, 2008	1,997	$ 29,504
	February 14, 2008	4,000	$ 81,436
	February 2, 2007	1,364	$ 25,220
	February 6, 2006	2,036	$ 5,998
	January 30, 2004	6,000	$ 5,155

(4)	The amounts shown are the compensation costs recognized by us related to the grants of stock options as prescribed under SFAS No. 123R. For a discussion of valuation assumptions used to determine the compensation cost in 2008, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008. The table below shows how much of the overall amount of the compensation cost recognized by us in 2008 is attributable to each award.

Named Executive Officer	Grant Date	Exercise Price	Number of Shares of Stock Underlying Options Granted	2008 Fiscal Year Compensation Cost
Mr. Pyott	February 14, 2008	$64.47	410,000	$1,833,262
	February 2, 2007	$58.55	386,800	$1,735,336
	February 6, 2006	$55.98	450,000	$2,023,263
	February 9, 2005	$36.15	452,000	$1,397,788
	January 30, 2004	$41.24	500,000	$ 140,009

Mr. Edwards	February 14, 2008	$64.47	105,500	$ 471,729
	February 2, 2007	$58.55	89,200	$ 400,186
	February 6, 2006	$55.98	84,000	$ 377,676
	February 9, 2005	$36.15	40,000	$ 123,698
	January 30, 2004	$41.24	34,000	$ 9,521

Mr. Ball	February 14, 2008	$64.47	137,000	$ 612,578
	February 2, 2007	$58.55	124,200	$ 557,210
	February 6, 2006	$55.98	128,000	$ 575,506
	February 9, 2005	$36.15	130,000	$ 402,019
	January 30, 2004	$41.24	118,000	$ 33,042

Mr. Ingram	February 14, 2008	$64.47	105,500	$ 471,729
	February 2, 2007	$58.55	89,200	$ 400,186
	February 6, 2006	$55.98	84,000	$ 377,676
	February 9, 2005	$36.15	100,000	$ 309,245
	January 30, 2004	$41.24	66,000	$ 18,481

Dr. Whitcup	February 14, 2008	$64.47	105,500	$ 471,729
	February 2, 2007	$58.55	89,200	$ 400,186
	February 6, 2006	$55.98	84,000	$ 377,676
	February 9, 2005	$36.15	100,000	$ 309,245
	January 30, 2004	$41.24	32,000	$ 8,961

(5)	The amounts shown represent the bonus performance awards earned under our Executive Bonus Plan for Messrs. Pyott and Ball, and our Management Bonus Plan for all other named executive officers. Our Management Bonus Plan and our Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. For 2008, payouts under our Management Bonus Plan and our Executive Bonus Plan were based on attainment of corporate performance objectives as follows: (1) a pre-established target adjusted earnings per share, (2) a pre-established target sales revenue growth, and (3) a pre-established target research and development reinvestment rate. In addition, for any bonus to be payable, 2008 adjusted earnings per share had to be greater than 97.1% of the target adjusted earnings per share. As a result of our achievement of 98.7% of our target adjusted earnings per share, 59.6% of our target sales revenue growth and 99.9% of our target research and development reinvestment rate, and in accordance with the bonus structure approved at the beginning of 2008 under our Executive Bonus Plan and our Management Bonus Plan, the Compensation Committee approved funding the 2008 bonus pool for plan participants at approximately 77.7% of the target bonus pool. See “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis — What targets has the Compensation Committee established for each element of compensation?” in this proxy statement for a more complete description of these plans.

(6)

This column includes the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and the nonqualified deferred compensation earnings that are above- market. Effective January 1, 2008, we changed our measurement date for accounting purposes from September 30 to December 31. As a result, the amounts for 2008 were measured as of December 31, 2008, and the net increase in the present value of accrued benefits has been prorated by 12/15ths to reflect 12 months of benefit growth. The amounts for 2007 were measured as of September 30, 2007; the amounts for 2006 were measured as of September 30, 2006. The actuarial present value of accrued benefits is based on a discount rate of 6.18% as of December 31, 2008, 6.25% as of September 30, 2007 and 5.90% as of September 30, 2006 for our defined benefit retirement plan and 6.25% for our Supplemental Executive Benefit Plan and Supplemental Retirement Income Plan, and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. Participants are assumed to retire at age 62, the plan’s earliest termination date with unreduced benefits. No pre-retirement mortality, retirement or termination has been assumed for the valuation. The nonqualified deferred compensation earnings represent above-market interest accrued under the Executive Deferred Compensation Plan for the accounts of Mr. Pyott and Mr. Ball. Interest accrued under the Executive Deferred Compensation Plan during 2008 was at a rate of 5.88%, based on 120% of the ten-year Treasury Note 120 month rolling average determined on October 1 of each year for the following year. The value of the above-market interest for Mr. Pyott is $5,018; the value of the above-market interest for Mr. Ball is $7,062. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain above-market interest. See “Compensation Discussion and Analysis — What retirement plans do we have that are not generally available to all employees and why do we have these plans?” in this proxy statement for a description of this plan.

(7)	The amounts shown include our incremental cost for the provision to our named executive officers of certain specified perquisites, contributions by us to the Savings and Investment Plan, the Employee Stock Ownership Plan and the Executive Deferred Compensation Plan, the cost of term life insurance and term executive post-retirement life insurance premiums, and buybacks of accrued vacation (generally available to all employees) and, in the case of Dr. Whitcup, nominal payments of $270 and $283 for his contributions to the development of patents in 2008 and 2007, respectively, in line with our policy for patent development.

The table below shows our incremental cost for the provision to our named executive officers of certain specified perquisites. Effective January 2007, the Compensation Committee terminated all major perquisite programs other than a tax and financial planning allowance of $20,000 for our Chief Executive Officer and our President and $10,000 for each other named executive officer. In lieu of the terminated perquisites, and in addition to the tax and financial planning allowance, the Compensation Committee determined to provide a flat annual perquisite payment of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer.

Named Executive Officer	Year	Annual Perquisite Payment(1)	Tax and Financial Planning	Other
Mr. Pyott	2008	$20,769	$20,000	$0
Mr. Edwards	2008	$10,385	$1,518	$0
Mr. Ball	2008	$15,577	$13,125	$9,451	(2)
Mr. Ingram	2008	$10,385	$860	$0
Dr. Whitcup	2008	$10,385	$2,670	$0

(1)	The annual perquisite amounts were established based on flat annual perquisite payments of $20,000 for our Chief Executive Officer, $15,000 for our President and $10,000 for each other named executive officer, which amounts are generally paid in 26 consecutive bi-weekly payments during the course of each year. However, in 2008, an additional 27th bi-weekly payment was made because the first regular payroll in 2009 fell on a company holiday and the payment was made on the last day of December 2008.

(2)	Amount represents reimbursements of Mr. Ball’s expenses related to his spouse accompanying him to a sales meeting of $6,384 and the associated tax gross up payments of $3,067. The tax gross up payments were made pursuant to a company-wide policy that provided tax gross up payments for spousal travel in certain cases such as sales recognition trips. The policy was updated in March 2009 to eliminate tax gross up payments for spousal travel.

In addition to the foregoing perquisites, prior to becoming our executive officer, on November 9, 2000, Dr. Whitcup entered into a Promissory Note secured by a Deed of Trust in which he borrowed $300,000, without interest, from us for the purchase of a home. On December 31, 2008, the outstanding principal amount of the note was $300,000. We incurred no incremental cost in connection with this loan in 2008. See “Certain Relationships and Related Party Transactions” in this proxy statement for additional information regarding this loan.

The table below shows contributions by us to the Savings and Investment Plan, the Employee Stock Ownership Plan, the Executive Deferred Compensation Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

Named Executive Officer	Year	Savings and Investment Plan Contributions	Employee Stock Ownership Plan Contribution	Executive Deferred Compensation Plan	Insurance Premiums(1)
Mr. Pyott	2008	$9,200	$0	$0	$1,260
Mr. Edwards	2008	$9,200	$0	$0	$1,260
Mr. Ball	2008	$9,200	$0	$0	$1,260
Mr. Ingram	2008	$9,200	$0	$0	$1,260
Dr. Whitcup	2008	$9,200	$0	$0	$1,260

(1)	We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives. Amounts shown reflect the cost of the premiums for our named executive officers.

Savings and Investment Plan. The Allergan, Inc. Savings and Investment Plan is a defined contribution plan that qualifies as a 401(k) plan under the Internal Revenue Code and also features a retirement contribution for eligible employees. The contributions to the plan are made by us for each of the named executive officers on the same terms as are applicable to all other employees. Under the 401(k) feature of the plan, we make a matching contribution to the plan equal to 100% of eligible participants’ before-tax contributions and after-tax contributions up to a specified maximum amount that fluctuates from time to time, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. The maximum match during 2008 was 4% and was reduced to 2% on February 13, 2009. A participant becomes vested in the Allergan matching contribution to the 401(k) after the participant completes three years of service or, if earlier, the participant reaches age 62, becomes permanently and totally disabled or dies, or in the case of an occurrence of a change of control. If a participant’s service terminates before he or she is vested, the participant will forfeit the Allergan match and any earnings thereon.

Under the retirement contribution feature of the plan, we make an annual contribution to the plan on behalf of eligible participants who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature (and forego participation in our pension plan), or who were hired on or after October 1, 2002, equal to 5% of the participant’s base salary, normal bonuses and commissions, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. None of our named executive officers participate in the retirement contribution feature of the plan. The participant receives the retirement contribution for a year only if he or she is employed by us on the last day of that year. A participant becomes vested in the Allergan retirement contribution at a rate of 20% for each completed year of service or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or in the case of an occurrence of a change of control.

Earnings on amounts contributed to the 401(k) plan and the retirement contribution feature of the plan are based on participant selection among the investment options selected by the Global Investments & Benefits Subcommittee of our Executive Committee. Participants may select one or more investment options, however, matching contributions are initially invested in our common stock but may be immediately diversified by the participant. In addition, participants who have reached age 55 may elect to self-direct the initial investment of matching contributions to other investment options. No “above-market” crediting rates are offered under either feature of the plan.

Employee Stock Ownership Program. The Employee Stock Ownership Program is a fully-funded defined contribution plan that qualifies as an employee stock ownership plan under the Internal Revenue Code. An employee’s account vests at 20% for each completed year of service. After five years of service, the employee’s account is 100% vested, at which time an employee can diversify up to 50% of their account by selling our common stock and reinvesting the proceeds in other investment funds in the program. Notwithstanding the foregoing, an employee’s account becomes fully vested upon attainment of age 62, permanent disability or death, or upon the occurrence of a change of control. If an employee leaves us before becoming 100% vested, he or she forfeits the unvested portion of the account. In 2002, the Compensation Committee determined that employees hired on or after July 1, 2002 would not be eligible to participate in the program. The last stock allocation was made in early 2003; the last forfeiture reallocation was made in 2007.

Executive Deferred Compensation Plan. See “Compensation Discussion and Analysis — What retirement plans do we have that are not generally available to all employees and why do we have these plans?” in this proxy statement for a description of the Allergan, Inc. Executive Deferred Compensation Plan.

2.  Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2008. Please note that “All Other Stock Awards: Number of Shares of Stock or Units” in the following table consists of restricted stock awards and bonus performance restricted stock awards. Bonus performance restricted stock awards were earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for performance in excess of 100% of the named executive officers’ bonus targets for 2007. For a discussion of stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2008, see “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

	Approval Date	Grant Date(1)				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)
			Threshold($)	Target ($)	Maximum ($)
David E.I. Pyott	1/28/08	1/28/08	$0	$1,560,000	$2,496,000
	1/28/08	2/14/08					410,000	$64.47	$8,343,910(4)
	1/28/08	2/14/08				30,000(5)			$1,934,100(6)
	1/28/08	2/14/08				10,216(7)			$ 658,626(6)
Jeffrey L. Edwards	1/28/08	1/28/08	$0	$ 321,800	$ 772,200
	1/28/08	2/14/08					105,500	$64.47	$2,147,031(4)
	1/28/08	2/14/08				1,799(7)			$ 115,982(6)
F. Michael Ball	1/28/08	1/28/08	$0	$ 463,100	$ 740,900
	1/28/08	2/14/08					137,000	$64.47	$2,788,087(4)
	1/28/08	2/14/08				2,888(7)			$ 186,189(6)
Douglas S. Ingram	1/28/08	1/28/08	$0	$ 351,000	$ 842,400
	1/28/08	2/14/08					105,500	$64.47	$2,147,031(4)
	1/28/08	2/14/08				1,964(7)			$ 126,619(6)
Scott M. Whitcup, M.D.	1/28/08	1/28/08	$0	$ 351,000	$ 842,400
	1/28/08	2/14/08					105,500	$64.47	$2,147,031(4)
	1/28/08	2/14/08				4,000(5)			$ 257,880(6)
	1/28/08	2/14/08				1,997(7)			$ 128,747(6)

(1)	The option and stock awards shown were approved at a regularly scheduled meeting of the Compensation Committee held on January 28, 2008, prior to our full year earnings release, and the grant date for such awards was February 14, 2008.

(2)	The amounts shown represent the potential value of performance bonus awards earned in 2007 and paid in 2008 under our Executive Bonus Plan for Messrs. Pyott and Ball and under our Management Bonus Plan for all other named executive officers. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the participant’s target bonus are payable in grants of restricted stock or restricted stock units that vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date. Accordingly, the amounts shown in the “Target” column reflect the maximum amounts payable in cash under our Executive Bonus Plan and our Management Bonus Plan. The difference in the value reflected in the “Maximum” column and “Target” column would be payable solely in shares of restricted stock. Awards under the plans to our named executive officers are based on three performance objectives: (1) attainment of a target adjusted earnings per share, (2) attainment of a target sales revenue growth in local currency, and (3) attainment of a target research and development reinvestment rate. For any bonus to be payable under our Management Bonus Plan or our Executive Bonus Plan in 2008, our 2008 adjusted earnings per share had to be greater than the threshold adjusted earnings per share established by the Compensation Committee at the beginning of the year. The bonus payable, once the 97.1% threshold adjusted earnings per share is met, increases in proportion to the amount by which the threshold has been exceeded based on linear interpolations above and below the target amounts. The Compensation Committee established that the bonus pool under our Management Bonus Plan and our Executive Bonus Plan would be funded at 90% of target bonus if we achieved the adjusted earnings per share target, with an additional 10% of target bonus funded for achievement of the revenue target and 10% of target bonus funded for achievement of the research and development reinvestment target. As a result, 110% of the target bonus would be funded upon achieving all three of the pre-established targeted corporate performance objectives. The Compensation Committee also provided that the actual bonus pool payable under our Executive Bonus Plan and our Management Bonus Plan would be from 0% to 160% of the individual’s target bonus opportunity based on our relative attainment of these pre-established performance objectives. Under our Management Bonus Plan, each participant’s bonus could then potentially be modified down to 0% or up to 150% based on individual performance in relation to pre-established objectives. Mr. Pyott’s target bonus for 2008 was 120%, and maximum bonus was 192%, of his year-end annualized base salary; Mr. Ball’s target bonus for 2008 was 70%, and maximum bonus was 112%, of his year-end annualized base salary; and all other named executive officers’ target bonuses for 2008 were 65%, and maximum bonuses were up to 156%, of their year-end annualized base salaries. The maximum bonus potential for Messrs. Edwards and Ingram and Dr. Whitcup, who participate in our Management Bonus Plan, includes the additional potential increase of up to 150% based on individual performance. Similar discretion to increase bonuses based on individual performance is not permitted for Messrs. Pyott and Ball under our Executive Bonus Plan. Actual bonuses are based on our performance against target and are subject to the discretion of the Compensation Committee to reduce the amounts payable. The cash portion of the amounts paid under these bonus plans for 2008 performance are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan” column. Please also see “Compensation Discussion and Analysis — What targets has the Compensation Committee established for each element of compensation?” in this proxy statement for a more complete description of these bonus plans.

(3)	Amount represents the number of options that were granted pursuant to the 1989 Incentive Compensation Plan, as amended, and have an exercise price per share equal to the average of the high and low price of our common stock on the NYSE on February 14, 2008, the grant date, in accordance with the terms of the plan. This formula resulted in the exercise price ($64.47) being higher than the closing price on the date of grant ($63.81). The options have a term of ten years and became 100% exercisable on February 3, 2009 pursuant to the stock option vesting acceleration provisions of our restructuring plan announced on February 4, 2009.

(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under SFAS No. 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black- Scholes model: market price of stock, $64.47; exercise price of option, $64.47; expected stock volatility, 26.83%; risk-free interest rate, 3.55% (based on the five and one half year treasury bond rate); expected life, 5.75 years; and dividend yield, 0.40%.

(5)	Amounts represent restricted stock awards granted under our 1989 Incentive Compensation Plan, as amended, to reward performance and encourage retention. Such awards vest in full on February 14, 2012, the fourth anniversary of the grant date.

(6)	The dollar value of the stock shown represents the grant date fair value as prescribed under SFAS No. 123R, based on the average of the high and low prices of our common stock on the grant date of $64.47.

(7)	Amounts represent restricted stock awards and bonus performance restricted stock awards earned under our Management Bonus Plan and our Executive Bonus Plan for performance in excess of 100% of the participants’ bonus targets for 2007. Such excess was paid, in accordance with the terms of our Management Bonus Plan and our Executive Bonus Plan, in restricted stock that vests in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. The February 14, 2008 grant of 10,216 shares to Mr. Pyott vested in full on October 13, 2008, the date Mr. Pyott reached the age of 55. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. The restricted stock was issued under our 1989 Incentive Compensation Plan, as amended. Our Management Bonus Plan and our Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. The goals employed for 2007 included adjusted earnings per share, revenue growth and research and development reinvestment rate.

3.  Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2008. Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this proxy statement. Please also note that certain historical equity award grants have been adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007. For a discussion of stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2008, see “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
David E.I. Pyott(8)	0	410,000	(3)	$64.47	2/14/18	30,000	(4)	$1,209,600
	96,700	290,100	(5)	$58.55	2/2/17
	225,000	225,000	(6)	$55.98	2/6/16
	339,000	113,000	(7)	$36.15	2/8/15
	500,000	0		$41.24	1/29/14
	600,000	0		$30.13	1/30/13
	566,754	0		$32.40	4/24/12
	307,458	0		$40.09	2/1/11

	2,634,912	1,038,100

Jeffrey L. Edwards(8)	0	105,500	(3)	$64.47	2/14/18	3,407	(4)	$ 137,370
	22,300	66,900	(5)	$58.55	2/2/17
	42,000	42,000	(6)	$55.98	2/6/16
	30,000	10,000	(7)	$36.15	2/8/15
	34,000	0		$41.24	1/29/14
	42,000	0		$30.13	1/30/13
	43,596	0		$32.40	4/24/12
	32,592	0		$40.09	2/1/11

	246,488	224,400

F. Michael Ball(8)	0	137,000	(3)	$64.47	2/14/18	5,470	(4)	$ 220,550
	31,050	93,150	(5)	$58.55	2/2/17
	64,000	64,000	(6)	$55.98	2/6/16
	97,500	32,500	(7)	$36.15	2/8/15
	118,000	0		$41.24	1/29/14
	28,000	0		$30.13	1/30/13
	104	0		$32.40	4/24/12

	338,654	326,650

Douglas S. Ingram(8)	0	105,500	(3)	$64.47	2/14/18	7,648	(4)	$ 308,367
	22,300	66,900	(5)	$58.55	2/2/17
	42,000	42,000	(6)	$55.98	2/6/16
	75,000	25,000	(7)	$36.15	2/8/15
	66,000	0		$41.24	1/29/14
	66,000	0		$30.13	1/30/13
	68,508	0		$32.40	4/24/12
	26,988	0		$40.09	2/1/11
	18,684	0		$26.13	1/23/10
	41,520	0		$20.56	12/9/09

	427,000	239,400

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Scott M. Whitcup, M.D.(8)	0	105,500	(3)	$64.47	2/14/18	7,361	(4)	$296,796
	22,300	66,900	(5)	$58.55	2/2/17
	42,000	42,000	(6)	$55.98	2/6/16
	75,000	25,000	(7)	$36.15	2/8/15
	32,000	0		$41.24	1/29/14
	20,800	0		$30.13	1/30/13
	7,500	0		$28.92	1/6/13
	22,212	0		$32.40	4/24/12
	22,420	0		$40.09	2/1/11

	244,232	239,400

(1)	Ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this proxy statement.

(2)	Represents the closing price of a share of our common stock on December 31, 2008 ($40.32) multiplied by the number of shares or units that have not vested.

(3)	At the time they were granted, these options were scheduled to vest and become exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 14, 2008, the date of the grant. Pursuant to the stock option vesting acceleration provisions of our restructuring plan announced on February 4, 2009, these options vested in full on February 3, 2009. These options have a term of ten years.

(4)	Amounts include: (i) 1,799, 2,888, 1,964 and 1,997 shares granted to Messrs. Edwards, Ball and Ingram and Dr. Whitcup, respectively, on February 14, 2008, which cliff vest in full on February 14, 2010; and (ii) 1,608, 2,582, 1,684, and 1,364 shares granted to Messrs. Edwards, Ball and Ingram and Dr. Whitcup, respectively, on February 2, 2007, which vested in full on February 2, 2009. These shares were awarded under our Management Bonus Plan and our Executive Bonus Plan for 2007 and 2006 and represent the excess of 100% of the participants’ bonus targets, paid in grants of restricted stock. These stock awards cliff vest in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date. Amounts also include 30,000 restricted shares of our common stock granted to Mr. Pyott that vest in full on February 14, 2012, the fourth anniversary of the grant date, 4,000 restricted shares of our common stock granted to Dr. Whitcup that vested in full on February 14, 2012, the fourth anniversary of the grant date, and 4,000 restricted shares of our common stock granted to Mr. Ingram that vest in full on February 6, 2010, the fourth anniversary of the grant date. Excluded from the table is the award of 10,000 shares of restricted stock granted to Dr. Whitcup on February 20, 2009. The shares vest in full on the fourth anniversary of the grant date, subject to continued employment with us through such vesting date.

(5)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 2, 2007, the date of the grant, and have a term of ten years.

(6)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 6, 2006, the date of the grant, and have a term of ten years.

(7)	These options vested and were exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 8, 2005, the date of the grant, and have a term of ten years.

(8)	The aggregate number of option awards (consisting of both exercisable and unexercisable option awards) held by each of Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup at December 31, 2008, was 3,673,012 470,888, 665,304, 666,400 and 483,632, respectively.

4.  Option Exercises and Stock Vested Table

The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
David E.I. Pyott	0	$ 0	29,624	$1,511,300
Jeffrey L. Edwards	0	$ 0	11,232	$ 722,119
F. Michael Ball	0	$ 0	2,962	$ 197,432
Douglas S. Ingram	22,420	$521,296	2,036	$ 135,710
Scott M. Whitcup, M.D.	0	$ 0	8,036	$ 519,710

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.

(2)	Represents the vesting date closing market price of a share of our common stock multiplied by the number of shares that have vested.

5.  Pension Benefits Table

The following table summarizes the actuarial present value of each of our named executive officer’s accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans as of the December 31, 2008 measurement date and any payments made during the year ended December 31, 2008.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
David E.I. Pyott	Defined Benefit Retirement Plan(1)	11.0	$ 277,574	$ 0
	Supplemental Executive Benefit Plan(2)	11.0	$3,748,658	$ 0
	Supplemental Retirement Income Plan(2)	11.0	$ 0	$ 0

Jeffrey L. Edwards	Defined Benefit Retirement Plan(1)	15.6	$ 258,540	$ 0
	Supplemental Executive Benefit Plan(2)	15.6	$ 679,965	$ 0
	Supplemental Retirement Income Plan(2)	15.6	$ 0	$ 0

F. Michael Ball	Defined Benefit Retirement Plan(1)	13.7	$ 305,559	$ 0
	Supplemental Executive Benefit Plan(2)	13.7	$1,209,079	$ 0
	Supplemental Retirement Income Plan(2)	13.7	$ 0	$ 0

Douglas S. Ingram	Defined Benefit Retirement Plan(1)	12.8	$ 186,111	$ 0
	Supplemental Executive Benefit Plan(2)	12.8	$ 498,545	$ 0
	Supplemental Retirement Income Plan(2)	12.8	$ 0	$ 0

Scott M. Whitcup, M.D.	Defined Benefit Retirement Plan(1)	9.0	$ 158,902	$ 0
	Supplemental Executive Benefit Plan(2)	9.0	$ 484,159	$ 0
	Supplemental Retirement Income Plan(2)	9.0	$ 0	$ 0

(1)	Defined Benefit Retirement Plan. Our pension plan is a defined benefit retirement plan that provides pension benefits to our U.S. employees, including our officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation as defined by the Social Security Administration. The annual benefit payable at the normal retirement age is as follows: 1.23% of average earnings not in excess of covered compensation times the number of years of service to 35 years, plus 1.73% of average earnings in excess of covered compensation times the number of years of service to 35 years, plus 0.50% of average earnings times service in excess of 35 years.

Eligibility to participate in our pension plan was terminated for employees that joined us after September 30, 2002.

Normal retirement age is 65, however, unreduced benefits are payable at the age of 62. Early retirement benefits are available at the age of 55 with five years of service. Benefits are reduced by 6% per year for commencement prior to the age of 62. A participant is fully vested in his pension benefit after five years of service.

Mr. Pyott is currently eligible for early retirement because he is over age 55 and has more than 5 years of service. Other than Mr. Pyott, none of our named executive officers listed above are currently eligible for early retirement under our defined benefit retirement plan or supplemental retirement plans. The number of years of credited service is based on elapsed time for the entire period of employment by us.

Eligible earnings include amounts paid to an employee by us for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the U.S., holiday pay, overtime earnings and other bonus amounts paid under certain programs.

Lump sums less than $10,000 can either be paid out or rolled over into an eligible retirement plan. Accrued benefits that are less than $5,000 are automatically paid out. Participants age 55 or older may elect to receive their benefit as a lump sum if the value is greater than $5,000 and less than $10,000. If their benefit as a lump sum is $10,000 or more, the benefit is paid as a monthly annuity. In this case, the participant can choose among several annuity payment options, most providing a survivor annuity to a named beneficiary commencing upon the participant’s death.

The present value of accumulated benefits is based on a 6.18% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. No pre-retirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, or SFAS No. 87, Accumulated Benefit Obligation. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

(2)	Supplemental Executive Benefit Plan and Supplemental Retirement Income Plan. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Internal Revenue Code Sections 401(a)(17) and 415, respectively. Payments under our supplemental retirement plans for benefits accrued through December 31, 2004 are in the same form and will be paid at the same time as a participant’s benefits under our pension plan. Payments under our supplemental retirement plans for benefits accrued on or after January 1, 2005 are paid beginning the later of age 55 or termination of employment, unless an election was made prior to December 31, 2008 stating a different commencement date; the form of payment for this portion of the accrued benefit will be selected immediately prior to commencement of the payments. No benefits have accrued in the Supplemental Retirement Income Plan for the named executive officers. The Internal Revenue Code Section 415 limit is $185,000 for 2008.

Eligible employees under the Supplemental Executive Benefit Plan include officers directly appointed by our board. Eligible employees under the Supplemental Retirement Income Plan include management employees whose benefits are limited by Internal Revenue Code Section 415.

The present value of accumulated benefits for the Supplemental Executive Benefit Plan is based on a 6.25% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females and no collar adjustment. No pre-retirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the SFAS No. 87 Accumulated Benefit Obligation. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

Under the supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. For additional information on payments in connection with a change of control, see the Potential Payments Upon Termination or Change of Control Table in this proxy statement.

6.    Nonqualified Deferred Compensation Table

The following table sets forth a summary of contributions to, and account balances under, our Executive Deferred Compensation Plan, as more fully described below, for the year ended December 31, 2008.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2008(4)
David E.I. Pyott	$ 0	$0	$(258,862)	$0	$1,537,920
Jeffrey L. Edwards	$ 0	$0	$ 0	$0	$ 0
F. Michael Ball	$ 0	$0	$(421,809)	$0	$2,848,274
Douglas S. Ingram	$ 0	$0	$ 0	$0	$ 0
Scott M. Whitcup, M.D.	$40,000	$0	$ (85,188)	$0	$ 458,256

(1)	All of the amounts reflected in this column have been included as “Salary” in the Summary Compensation Table. The amounts represented reflect salary election deferrals.

(2)	All of the amounts reflected in this column have been included as “All Other Compensation” in the Summary Compensation Table.

(3)	The amounts in this column reflect losses incurred by funds in which investments were made under the Executive Deferred Compensation Plan and include $5,018 of interest for Mr. Pyott and $7,062 of interest for Mr. Ball that accrued under the Executive Deferred Compensation Plan, which amounts are reflected and described in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4)	For Messrs. Pyott and Ball and Dr. Whitcup, includes an aggregate amount of $11,911, $16,763, and $0, respectively, which amounts were reported as compensation to the named executive officers in the Summary Compensation Table in this proxy statement for fiscal years 2008, 2007 and 2006.

Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, eligible employees, including our named executive officers, are permitted to defer receipt of up to 100% of their base salary and bonus. Eligible employees, including our named executive officers, receive contributions from us, or Employer Match Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions to our Savings and Investment Plan and if the amount of contributions made to the Executed Deferred Compensation Plan resulted in fewer matching contributions made to the Savings and Investment Plan. Similarly, eligible employees receive company contributions, or Retirement Contribution Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, the amount of contributions made pursuant to the retirement plan contribution feature of the Savings and Investment Plan were limited by the Internal Revenue Code. A participant is deemed 100% vested in the Employer Match Restoration Credits, regardless of the number of years of service with us. A participant becomes vested in the Retirement Contribution Restoration Credits at a rate of 20% for each completed year of service with us or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or at a change of control. Only employees who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature of our 401(k) plan (and forego participation in our pension plan), or who were hired on or after October 1, 2002, are eligible to receive Retirement Contribution Restoration Credits. None of our named executive officers are eligible to receive Retirement Contribution Restoration Credits.

The Executive Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Global Investments & Benefits Subcommittee of our Executive Committee selects investment vehicles, or the fund media, to which participants must make investment allocations for the purposes of providing the basis on which gains and losses shall be attributed to account balances under the Executive Deferred Compensation Plan. The Global Investments & Benefits Subcommittee may add or delete from the fund selection from time to time. In 2008, the plan permitted participants to choose from among ten investment funds that were available through a variable universal life insurance product. The rates of return of the funds for 2008 ranged from -41.82% to 4.36%.

The fund media and their annual rates of return for the calendar year ended December 31, 2008 are contained in the following table.

Name of Investment Option	Rate of Return in 2008
BlackRock Money Market — Class A	2.43%
PIMCO Total Return — Admin Class	4.36%
BlackRock High Yield — Class A	-24.46%
BlackRock Diversified — Class A	-25.13%
FI Value Leaders — Class D	-39.28%
Dreyfus VIF Appreciation — Initial Shares	-29.87%
Legg Mason Partners Variable Equity Index — Class I	-37.63%
Legg Mason Partners Variable Large Cap Growth	-37.57%
Lord Abbett Mid Cap Value — Class B	-39.05%
Harris Oakmark International — Class A	-40.99%
Clarion Global Real Estate — Class A	-41.82%

In addition, Messrs. Pyott and Ball receive interest paid by us on amounts deferred prior to January 1, 2000. The company-paid interest rate for 2008 was 5.88%. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain this interest. Benefit payments under the Executive Deferred Compensation Plan commence the January following termination of employment for any reason and are payable in 20, 40 or 60 quarterly installments (but a lump sum payment will be made if the total account balance is less than $50,000). In addition, a participant may elect to receive benefit payments while still employed, payable as a lump sum or in 8, 12 or 16 quarterly installments.

7.  Potential Payments Upon Termination or Change of Control Table

Change of Control Agreements. We have entered into agreements with each of our named executive officers and certain other executives that provide certain benefits in the event of a change of control (as defined below). If a change of control had occurred on December 31, 2008, the last business day of fiscal year 2008, the agreements would have covered approximately 127 of our officers and key employees, including each of our named executive officers.

Under these agreements, if, within two years after a change of control, we terminate an executive’s employment other than for cause, death or disability or the executive terminates his or her employment in the case of a material reduction of executive compensation or a material reduction, modification or change of executive duties (each a “qualifying termination”), the executive is entitled to:

•

A cash payment equal to one-, two- or three- (depending on the executive) times (i) such executive’s highest annual salary rate within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable, payable in a lump sum within 30 days after such termination, unless the executive chooses to be paid over a longer period; provided, however, that if the executive’s severance payment under our Severance Pay Plan (described below) would be higher than the foregoing payment, then the executive’s payment would be equal to the amount determined in accordance with the Severance Pay Plan;

•

For an additional one-, two- or three-year period (depending on the executive), payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working;

•

Continuation of all employment benefits for a one-, two- or three-year period (depending on the executive) and outplacement benefits of a type and duration generally provided to employees at the executive’s level;

•	Vesting of all stock options, restricted stock and other incentive compensation awards; and

•

For certain executives, payment of an amount sufficient to offset the effect of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

Our change in control agreements provide that the payments and benefits listed above may be delayed as necessary to ensure compliance with the requirements of Internal Revenue Code Section 409A.

The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 31, 2008 were as follows: Messrs. Pyott, Edwards, Ball, Ingram and Dr. Whitcup, two other executive vice presidents and five corporate vice presidents — three years; 18 senior vice presidents — two years; and 97 other covered key employees — one year.

A “change of control” is generally defined as one of the following: (i) the acquisition by any person of beneficial ownership of 20% or more of our voting stock (unless our board approves the acquisition), or 33% or more of our voting stock (with or without board approval); (ii) certain business combinations involving us; (iii) a stockholder approved disposition of all or substantially all of our assets; or (iv) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by such members, subject to certain exceptions.

“Cause” is generally defined as one of the following: (i) refusal of the executive to comply with written instructions of our board that are consistent with the scope of the executive’s responsibilities prior to the change of control; (2) dishonesty of the executive that results in material financial loss to us or injury to our reputation; or (3) the executive’s conviction of any felony involving an act of moral turpitude.

We may, in our sole discretion, provide notice of termination of an executive no later than 60 days prior to the expiration of the agreement. If written notice is not provided, the agreement automatically extends for successive 12 month periods beyond its customary two year term.

Severance Pay Plan. The Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the executive officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service with us. For executive vice presidents having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These employees are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to tax and financial planning and a flat annual perquisite allowance over those two years, continued coverage in our life insurance and disability coverage in the two-year period and accelerated vesting of the employees’ stock options and restricted stock. For executive vice presidents and one corporate vice president having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For executive vice presidents having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

Acceleration of Benefits Under Certain Other Plans. Our 2008 Incentive Award Plan, our 1989 Incentive Compensation Plan, as amended, supplemental retirement plans, as amended, and our Management Bonus Plan and our Executive Bonus Plan also contain provisions for the accelerated vesting of benefits to our executives upon a change of control of us (using the same definition of “change of control” as the definition described above under “Change of Control Agreements”). Under our 1989 Incentive Compensation Plan, as amended, which governed option grants made prior to May 2008 and was superseded by our 2008 Incentive Award Plan, vesting of a participant’s options and restricted stock is accelerated in the event of a termination due to death, permanent disability or in the case of a change of control. In the case of a job elimination as a result of a reduction in force or transfer to a new organization outside of us as a result of a divestiture, vesting of a participant’s options is accelerated and vesting of a participant’s restricted stock is prorated based on the length of the participant’s service subsequent to the grant date. Awards under our 2008 Incentive Award Plan, which was approved by our stockholders on May 6, 2008 and supersedes our 1989 Incentive Compensation Plan, as amended, contains similar accelerated vesting provisions in the event of a change of control or a participant’s termination of employment due to death or disability. In addition, awards under our 2008 Incentive Award Plan provide for accelerated vesting upon a participant’s job elimination, but only if he or she executes and does not revoke a general release of claims against us.

Under our supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. Termination under our supplemental retirement plans can be for any reason whatsoever, voluntary or involuntary.

Under our Management Bonus Plan and our Executive Bonus Plan, each as in effect, if a change of control occurs during any year in which a participant is eligible to receive a bonus award under the plan, such bonus award will be prorated to the effective date of the change of control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or our actual prorated year-to-date performance. Payment is conditioned upon the recipient continuing to be employed by us or our successor on the effective date of the change of control and will be made within 30 days after the effective date of the change of control. No amounts are shown for these benefits in the table below, as the change of control occurs on the last day of the performance period and thus the payout would be the same as if the change of control had not occurred.

In accordance with the requirements of the SEC, the following table presents our reasonable estimate of the benefits payable to our named executive officers assuming that each of the following events occurred on December 31, 2008, the last business day of fiscal year 2008: (1) a change of control; (2) a change of control and qualifying termination of employment; (3) a job elimination as a result of a reduction in force, as described above; (4) a termination as a result of mutual resignation, as described above; (5) a termination as a result of a transfer to an organization outside of us as a result of a divestiture; and (6) a termination as a result of death or permanent disability. Excluded are benefits previously accrued under our Executive Deferred Compensation Plan, defined benefit retirement plan and two supplemental retirement plans. For information on such accrued benefits, see the Pension Benefits Table and the Nonqualified Deferred Compensation Table in this proxy statement. Also excluded are benefits provided to all employees, such as accrued vacation and benefits provided under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, our named executive officers will receive the amounts reflected below.

Name	Trigger	Salary and Bonus(1)	Retirement Benefits(2)	Value of Option Acceleration(3)	Value of Restricted Stock Acceleration(4)	Continuation of Employment Benefits(5)	280G Tax Gross Up(6)	Total Value(7)
David E.I. Pyott	Change of Control	$ 0	$ 630,191	$471,210	$1,209,600	$ 0	$ 0	$ 2,311,001
	Change of Control and Qualifying Termination	$10,267,200	$3,575,590	$471,210	$1,209,600	$218,787	$ 0	$15,742,387
	Job Elimination — Reduction in Force	$ 2,600,000	$ 0	$471,210	$ 252,000	$ 23,860	$ 0	$ 3,347,070
	Mutual Resignation	$ 2,600,000	$ 0	$ 0	$ 0	$ 23,860	$ 0	$ 2,623,860
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$471,210	$ 252,000	$ 0	$ 0	$ 723,210
	Death or Disability	$ 0	$ 0	$471,210	$1,209,600	$ 0	$ 0	$ 1,680,810
Jeffrey L. Edwards	Change of Control	$ 0	$ 242,804	$ 41,700	$ 137,370	$ 0	$ 0	$ 421,874
	Change of Control and Qualifying Termination	$ 2,611,650	$1,107,850	$ 41,700	$ 137,370	$158,913	$ 0	$ 4,057,483
	Job Elimination — Reduction in Force	$ 1,741,100	$ 0	$ 41,700	$ 89,631	$ 23,860	$ 0	$ 1,896,291
	Mutual Resignation	$ 1,741,100	$ 0	$ 0	$ 0	$ 23,860	$ 0	$ 1,764,960
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 41,700	$ 89,631	$ 0	$ 0	$ 131,331
	Death or Disability	$ 0	$ 0	$ 41,700	$ 137,370	$ 0	$ 0	$ 179,070
F. Michael Ball	Change of Control	$ 0	$ 250,429	$135,525	$ 220,550	$ 0	$ 0	$ 606,504
	Change of Control and Qualifying Termination	$ 3,793,200	$1,340,407	$135,525	$ 220,550	$203,769	$ 0	$ 5,693,451
	Job Elimination — Reduction in Force	$ 1,378,125	$ 0	$135,525	$ 143,902	$ 24,854	$ 0	$ 1,682,406
	Mutual Resignation	$ 1,378,125	$ 0	$ 0	$ 0	$ 24,854	$ 0	$ 1,402,979
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$135,525	$ 143,902	$ 0	$ 0	$ 279,427
	Death or Disability	$ 0	$ 0	$135,525	$ 220,550	$ 0	$ 0	$ 356,075
Douglas S. Ingram	Change of Control	$ 0	$ 221,757	$104,250	$ 308,367	$ 0	$ 0	$ 634,374
	Change of Control and Qualifying Termination	$ 2,827,500	$ 832,034	$104,250	$ 308,367	$159,579	$1,595,658	$ 5,827,388
	Job Elimination — Reduction in Force	$ 1,102,500	$ 0	$104,250	$ 209,422	$ 24,357	$ 0	$ 1,440,529
	Mutual Resignation	$ 1,102,500	$ 0	$ 0	$ 0	$ 24,357	$ 0	$ 1,126,857
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$104,250	$ 209,422	$ 0	$ 0	$ 313,672
	Death or Disability	$ 0	$ 0	$104,250	$ 308,367	$ 0	$ 0	$ 412,617
Scott M. Whitcup, M.D.(8)	Change of Control	$ 0	$ 155,829	$104,250	$ 296,796	$ 0	$ 0	$ 556,875
	Change of Control and Qualifying Termination	$ 2,838,300	$ 795,603	$104,250	$ 296,796	$126,327	$1,456,563	$ 5,617,839
	Job Elimination — Reduction in Force	$ 990,000	$ 0	$104,250	$ 117,533	$ 8,281	$ 0	$ 1,220,064
	Mutual Resignation	$ 990,000	$ 0	$ 0	$ 0	$ 8,281	$ 0	$ 998,281
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$104,250	$ 117,533	$ 0	$ 0	$ 221,783
	Death or Disability	$ 0	$ 0	$104,250	$ 296,796	$ 0	$ 0	$ 401,046

(1)	In the case of a change of control and qualifying termination, represents three-times (reflecting the executive’s benefits multiple) (i) the highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable. In the case of a termination of employment under our severance pay plan, represents, for our executive officers having between eight and 14 years of service (i.e., Messrs. Pyott, Ball and Ingram and Dr. Whitcup), between 22 and 25 months of base salary, and for our executive officer with 15 or more years of service (i.e., Mr. Edwards), two times the highest annual salary in the last five year period plus two times the average of the two highest bonuses in the last five year period.

(2)	In the case of a change of control and a change of control and a qualifying termination, represents the present value of the incremental non-qualified pension benefit payable based on a 3.6% discount rate and the RP-2000 Mortality Table, projected to 2010, combined for employees and annuitants, separate for males and females with no collar adjustment. In the case of a change of control and qualifying termination, also represents the present value of payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working for an additional three-year period (reflecting the executive’s benefits multiple).

(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the spread between the closing price of our common stock on December 31, 2008 and the exercise price of the stock options. The amounts shown do not include any value related to the participant’s stock options granted on February 14, 2008 that vested in full on February 3, 2009 pursuant to the stock option vesting acceleration provisions of our restructuring plan announced on February 4, 2009 because the exercise price for such stock options was higher than the closing price of our common stock on December 31, 2008.

(4)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 31, 2008.

(5)	In the case of a change of control and qualifying termination, represents the estimated payments for continued medical, dental, vision and life insurance coverage, access to tax and financial planning and a flat annual perquisite allowance, each for a period of three years after termination of employment. In the case of a termination of employment under our severance pay plan, represents medical, dental and vision coverage during the severance pay period.

(6)	Represents payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

(7)	Excludes the value to the executive of a continued right to indemnification by us and continued coverage under our directors’ and officers’ liability insurance (if applicable).

(8)	Excludes amounts borrowed from us prior to becoming an executive officer, on November 9, 2000, which may offset any severance payable if Dr. Whitcup is terminated with or without cause. See “Certain Relationships and Related Party Transactions” in this proxy statement for additional information.

8.  Director Compensation Table

The following table summarizes the cash compensation paid to our non-employee directors for the year ended December 31, 2008, as well as the costs we recognized during 2008 for stock options and stock awards granted in 2008 and applicable prior years to our non-employee directors. Please note that ownership of vested stock by our non-employee directors is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(4)	Option Awards(3)(4)	Other Compensation(5)	Total
Herbert W. Boyer, Ph.D.	$121,000	$186,174	$137,353	$2,662	$447,188
Deborah Dunsire, M.D.	$ 62,000	$270,784	$137,353	$ 341	$470,477
Michael R. Gallagher	$ 65,000	$290,880	$137,353	$2,626	$495,859
Gavin S. Herbert	$ 57,000	$290,880	$137,353	$ 0	$485,233
Dawn Hudson	$ 53,000	$428,760	$ 87,419	$ 0	$569,179
Robert A. Ingram	$ 70,000	$186,174	$137,353	$ 590	$394,116
Trevor M. Jones, Ph.D.	$ 61,000	$188,426	$137,353	$ 754	$387,533
Louis J. Lavigne, Jr.	$ 67,000	$297,940	$137,353	$ 0	$502,293
Russell T. Ray	$ 89,000	$186,174	$137,353	$ 0	$412,527
Stephen J. Ryan, M.D.	$ 75,000	$290,880	$137,353	$ 779	$504,011
Leonard D. Schaeffer	$ 72,000	$188,426	$137,353	$3,129	$400,908

(1)	In 2008, each non-employee director received an annual retainer of $40,000 for services as a director, except that Dr. Boyer, the Vice Chairman of our board, received an annual retainer of $100,000. The retainer paid to the Vice Chairman reflects the Vice Chairman’s critical role as our lead director in assuring effective corporate governance and in managing the affairs of our board including: (1) presiding over executive sessions of our board and over board meetings when the Chairman of our board is not in attendance; (2) consulting with the Chairman of our board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of our board to assume such leadership; (3) meeting informally with other outside directors between board meetings to assure free and open communication within the group of outside directors; (4) assisting the Chairman of our board in preparing our board agenda so that the agenda includes items requested by non-management members of our board; (5) administering the annual board evaluation and reporting the results to the Corporate Governance Committee; and (6) assuming other responsibilities that the non-management directors might designate from time to time.

Prof. Jones, Messrs. Gallagher and Ingram, and Drs. Dunsire and Ryan, each deferred $37,354, $67,626, $70,590, $62,341 and $38,279, respectively, of their retainer and meeting fees paid in 2008 and all dividend equivalents earned on their phantom shares during 2008 under our deferred directors’ fee program. Prof. Jones, Messrs. Gallagher and Ingram, and Drs. Dunsire and Ryan each held 4,084, 13,749, 3,527, 2,217 and 4,229 phantom shares, respectively, under our deferred directors’ fee program at December 31, 2008.

The Chairman of each board committee received a $2,500 quarterly retainer fee for committee meetings presided over in 2008, except that the Chairman of the Audit and Finance Committee received a $5,000 quarterly retainer fee for regular committee meetings presided over in 2008. In addition, all non-employee directors, including our board committee chairs, received $2,000 for each board meeting attended in 2008 and an additional $1,000 for each board committee meeting attended in 2008.

(2)

The amounts shown are the compensation cost recognized by us in fiscal year 2008 related to grants of restricted stock in fiscal year 2008 and prior fiscal years, as prescribed under SFAS No. 123R. The variation in the compensation cost amounts among our directors is primarily a result of the different grant dates and resulting vesting schedules for the shares received by each respective director, as described below. For a discussion of valuation assumptions, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

The table below shows how much of the overall amount of the compensation cost is attributable to each award. Please note that certain awards have been adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007.

Director	Grant Date	Number of Shares of Stock	2008 Fiscal Year Compensation Cost
Herbert W. Boyer, Ph.D.	May 2, 2006	10,800	$186,174
Deborah Dunsire, M.D.	May 6, 2008	14,400	$173,824
	May 1, 2007	9,600	$ 96,960
Michael R. Gallagher	May 1, 2007	14,400	$290,880
Gavin S. Herbert	May 1, 2007	14,400	$290,880
Dawn Hudson	May 6, 2008	14,400	$428,760
Robert A. Ingram	May 2, 2006	10,800	$186,174
Trevor M. Jones, Ph.D.	May 6, 2008	14,400	$173,824
	April 26, 2005	10,800	$ 14,602
Louis J. Lavigne, Jr.	May 6, 2008	14,400	$173,824
	May 2, 2006	10,800	$124,116
Russell T. Ray	May 2, 2006	10,800	$186,174
Stephen J. Ryan, M.D.	May 1, 2007	14,400	$290,880
Leonard D. Schaeffer	May 6, 2008	14,400	$173,824
	April 26, 2005	10,800	$ 14,602

Under our 2008 Incentive Award Plan, the grant date fair value of the 14,400 shares of restricted stock granted on May 6, 2008, the date of our 2008 annual meeting of stockholders, to Messrs. Lavigne and Schaeffer, Dr. Dunsire and Prof. Jones was $54.32 based on the closing price of our common stock on May 6, 2008, the day of our 2008 annual meeting of stockholders. Under our 2003 Non-employee Director Equity Incentive Plan, as amended, the grant date fair value of the 14,400 shares of restricted stock granted on May 6, 2008 to Ms. Hudson was $53.60 based on the average of the high and low price of our common stock on May 6, 2008, the day of our 2008 annual meeting of stockholders.

Under our 2003 Non-employee Director Equity Incentive Plan, as amended, each non-employee director was automatically granted upon appointment (and effective at the next annual meeting of stockholders), election or reelection to our board 3,600 shares of restricted stock multiplied by the number of years in that non-employee director’s remaining term of service on our board. Effective as of the 2007 annual meeting of stockholders, our board increased the grant of shares of restricted stock automatically made to each non-employee director upon appointment, election or re-election to our board to 4,800 shares of restricted stock multiplied by the number of years in that non-employee director’s remaining term of service on our board. The restrictions on the restricted stock lapse at a rate of 3,600 shares (or 4,800 shares for grants made at and after the 2007 annual meeting of stockholders) of common stock per year on the date of each annual meeting of stockholders at which directors are elected, subject to continued service on our board through that date. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, the shares not then vested are returned to us without payment of any consideration to the director. The 14,400 shares of restricted stock granted to Ms. Hudson on May 6, 2008, the date of our 2008 annual meeting, were granted under our 2003 Non-employee Director Equity Incentive Plan, as amended.

Under our 2008 Incentive Award Plan, which was approved by our stockholders at our 2008 annual meeting and which supersedes our 1989 Incentive Compensation Plan, as amended, each non-employee director who is elected, re-elected or appointed to our board during the term of such plan automatically is granted an award of 14,400 shares of restricted stock. In the event that an individual’s initial appointment or election to be a non-employee director occurs at any time other than an annual meeting at which members of the class of directors to which such individual becomes a member are standing for re-election, such individual instead automatically receives a restricted stock award covering 14,400 shares less 4,800 shares for each calendar year ended since the last annual meeting at which members of the class of directors to which such individual is elected were standing for re-election. The restrictions on the restricted stock lapse at a rate of 4,800 shares of common stock per year on the earlier to occur of each anniversary of the grant date of the restricted stock award or the annual meeting of stockholders held during such calendar year at which one or more members of our board are standing for re-election, subject to continued service on our board through that date. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or permanent and total disability, the shares not then vested are returned to us without payment of any consideration to the director. The 14,400 shares of restricted stock granted to each of Dr. Dunsire and Prof. Jones and Messrs. Lavigne and Schaeffer on May 6, 2008, the date of our 2008 annual meeting, were granted under our 2008 Incentive Award Plan.

(3)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2008 related to grants of stock options in fiscal year 2008 and prior fiscal years, as prescribed under SFAS No. 123R. For a discussion of valuation assumptions, see Note 11, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008. The table below shows how much of the overall amount of the compensation cost is attributable to each award. Please note that certain awards have been adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007.

Director	Grant Date	Exercise Price	Number of Shares of Stock Underlying Options	2008 Fiscal Year Compensation Cost
Herbert W. Boyer, Ph.D.	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Deborah Dunsire, M.D.	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Michael R. Gallagher	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Gavin S. Herbert	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Dawn Hudson	May 6, 2008	$54.32	11,400	$87,419
Robert A. Ingram	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Trevor M. Jones, Ph.D.	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Louis J. Lavigne, Jr.	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Russell T. Ray	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Stephen J. Ryan, M.D.	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934
Leonard D. Schaeffer	May 6, 2008	$54.32	11,400	$87,419
	May 1, 2007	$60.60	11,400	$49,934

The grant date fair value of the options to purchase 11,400 shares of our common stock under our 2008 Incentive Award Plan on May 6, 2008, the date of our 2008 annual meeting of stockholders, was $11.71 per share, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under SFAS No. 123R. The actual value, if any, that a director may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $54.32; exercise price of option, $54.32; expected stock volatility, 26.53%; risk-free interest rate, 1.97% (based on the three and a half year treasury bond rate); expected life, 3.5 years; and dividend yield, 0.40%.

With respect to stock options, under our 2003 Non-employee Director Equity Incentive Plan, as amended, each non-employee director was automatically granted options covering 11,400 shares on the date of each regular annual meeting of stockholders at which directors are to be elected, which vest in full on the date of the next annual meeting of stockholders at which directors are to be elected following the grant of the option, in each case, subject to accelerated vesting upon death or total disability. Under our 2008 Incentive Award Plan, which was approved by our stockholders at our 2008 annual meeting and which supersedes our 2003 Non-employee Director Equity Incentive Plan, as amended, each non-employee director is automatically granted options covering 11,400 shares on the date of each regular annual meeting of stockholders at which directors are to be elected, which vest in full on the earlier of the first anniversary of the grant date of such option or the date of the next annual meeting of stockholders at which directors are to be elected following the grant of the option, subject to accelerated vesting upon death or total disability. No option granted under our 2003 Non-employee Director Equity Incentive Plan, as amended, or under our 2008 Incentive Award Plan may be exercised after the first to occur of: (1) three months after voluntary resignation or removal for cause; (2) 12 months after termination of service as director for any other reason; or (3) ten years from the date of grant.

(4)	The table below shows the aggregate numbers of unvested stock awards and option awards outstanding for each non-employee director as of December 31, 2008.

Director	Unvested Stock Awards	Vested and Unvested Option Awards
Herbert W. Boyer, Ph.D.	3,600	46,800
Deborah Dunsire, M.D.	14,400	22,800
Michael R. Gallagher	9,600	46,800
Gavin S. Herbert	9,600	46,800
Dawn Hudson	9,600	11,400
Robert A. Ingram	3,600	36,800
Trevor M. Jones, Ph.D.	14,400	36,800
Louis J. Lavigne, Jr.	14,400	31,800
Russell T. Ray	3,600	46,800
Stephen J. Ryan, M.D.	9,600	46,800
Leonard D. Schaeffer	14,400	46,800

Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this proxy statement.

(5)	Under our deferred directors’ fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the deferred directors’ fee program. The amounts shown represent dividend equivalents earned on the phantom shares during 2008.

In addition to the foregoing, we reimburse our non-employee directors for the costs of attending up to two continuing education programs for directors per year. We do not believe these to be perquisites as the directors are expected to attend such programs and continuing education programs are integrally and directly related to their service as our directors.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Organization and Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2008 Annual Report on Form 10-K and in this proxy statement for the 2009 annual meeting of stockholders.

ORGANIZATION AND COMPENSATION

COMMITTEE,

Leonard D. Schaeffer, Chairperson

Michael R. Gallagher

Dawn Hudson

Robert A. Ingram

Russell T. Ray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Organization and Compensation Committee is a current or former officer or employee of us or any of our subsidiaries. None of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or on the Organization and Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

Our Audit and Finance Committee issued the following report for inclusion in this proxy statement in connection with the 2009 annual meeting.

1.	The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2008 with management of Allergan and with Allergan’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit and Finance Committee has discussed with Ernst & Young LLP those matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

3.	The Audit and Finance Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence from Allergan and its management.

4.	After the discussions referenced in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2008 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT AND FINANCE COMMITTEE,

Russell T. Ray, Chairperson

Michael R. Gallagher

Dawn Hudson

Louis J. Lavigne, Jr.

Stephen J. Ryan, M.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit and Finance Committee requires that it review and discuss with management and our independent registered public accounting firm any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties. In connection with this requirement, all related party transactions (transactions involving our directors and executive officers or their immediate family members) are disclosed to our Audit and Finance Committee and our board at least annually. We are not aware of any transactions between us and any stockholder owning five percent or greater of our outstanding common stock but if any such transaction were to arise, it would, pursuant to the terms of the Audit and Finance Committee’s charter, be reviewed by that committee. In addition, transactions involving our directors are disclosed and reviewed by our Corporate Governance Committee in its assessment of our directors’ independence. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually. The Audit and Finance Committee intends to approve only those related party transactions that are in the best interests of our stockholders.

Prior to becoming our executive officer, on November 9, 2000, Dr. Scott Whitcup, our Executive Vice President, Research and Development, entered into a Promissory Note secured by a Deed of Trust, or the Note, in which he borrowed $300,000, without interest, from us for the purchase of a home, which was subsequently amended on January 8, 2003. Dr. Whitcup must repay the Note if he is terminated with or without cause or if he sells or transfers his residence in California. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000 to be made on November 9, 2009, November 9, 2010 and November 9, 2011. The balance of the Note on December 31, 2008 was $300,000.

ANNUAL REPORT

Our 2008 Annual Report to Stockholders, which includes our 2008 Annual Report on Form 10-K, accompanies the proxy materials being mailed to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2008 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2010 proxy statement, a stockholder’s proposal must be received by us no later than November 26, 2009 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for Annual Meeting

Our Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our proxy statement. Our Amended and Restated Bylaws expand upon and supplement the advance notice provisions in our Restated Certificate of Incorporation. Pursuant to our Restated Certificate of Incorporation and Amended and Restated Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to our secretary. To be timely, written notice must be received by our secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by our secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure.

Any notice to our secretary must include as to each matter that the stockholder proposes to bring before the meeting: (i) the name and record address of the stockholder proposing such business or other stockholders supporting such proposal; (ii) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders supporting such proposal on the date of such stockholder notice; (iii) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Amended and Restated Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any interest in such business of such stockholder or the beneficial owner, if any, on whose behalf the proposal is made; and (iv) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) a description of any agreement, arrangement or understanding with respect to the proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, or any others acting in concert with any of the foregoing, (b) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of our stock, (c) a representation that the stockholder is a holder of record of shares of our stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business, and (d) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal. The foregoing notice requirements will be deemed satisfied by a stockholder with respect to business other than a director nomination if the stockholder has notified us of the stockholder’s intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under Exchange Act, and such stockholder’s proposal has been included in the proxy statement that we have prepared to solicit proxies at such annual meeting.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2010 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Pursuant to our Restated Certificate of Incorporation and Amended and Restated Bylaws, a stockholder’s notice to our secretary concerning the nomination of persons for election as directors must set forth: (i) the name and record address of the stockholder proposing the nomination or other stockholders supporting such nomination; (ii) the name, age, business address, residence address and principal occupation or employment of the proposed nominee; (iii) the class and number of shares of our stock that are beneficially owned by the proposed nominee; (iv) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such stockholder notice; (v) as to each person whom the stockholder proposes to nominate for election as a director, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (vi) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, or any others acting in concert with any of the foregoing, (b) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of our stock, (c) a representation that the stockholder is a holder of record of shares of our stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such nomination, and (d) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding stock required to elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such nomination; and (vii) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

In the alternative, stockholders can at any time recommend for consideration by our Corporate Governance Committee qualified candidates for our board that meet the qualifications described in this proxy statement under the heading “Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance Committee, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate all or portions of our filings, including this proxy statement, with the SEC, in whole or in part, the Audit and Finance Committee Report and the Report of the Organization and Compensation Committee contained in this proxy statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Douglas S. Ingram

Executive Vice President,

Chief Administrative Officer,

General Counsel and Secretary

Irvine, California

March 19, 2009

ALLERGAN, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 30, 2009

10:00 a.m.

Hyatt Regency Hotel

17900 Jamboree Road

Irvine, CA

Allergan, Inc.
2525 Dupont Drive
Irvine, CA 92612	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, April 30, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items No. 1 and 2 and “AGAINST” the stockholder proposal under Item No. 3.

By signing the proxy, you revoke all prior proxies and appoint Douglas S. Ingram and Matthew J. Maletta, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL
www.eproxy.com/agn	1-800-560-1965

Use the Internet to vote your proxy

until 11:59 a.m. (CT) on

April 29, 2009.

Please have your proxy card and

the last four digits of your Social

Security Number or Tax Identification

Number available. Follow the simple

instructions to obtain your records

and create an electronic ballot.

Use a touch-tone telephone to

vote your proxy until 11:59 a.m. (CT)

on April 29, 2009.

Please have your proxy card and

the last four digits of your Social

Security Number or Tax Identification

Number available. Follow the simple

instructions the voice provides you.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Allergan, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote your proxy by Internet or by telephone, please do not mail your proxy card.

COMPANY #
Address Change? Mark Box to the right and Indicate changes below: ☐	TO VOTE BY INTERNET OR
ADDRESS BLOCK	TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items No. 1 and 2

and AGAINST the Stockholder Proposal Under Item No. 3.

ò    Please fold here – Do not separate    ò

1.	To elect four Class II directors to serve for three-year terms until the annual meeting of stockholders in 2012 and until their successors are elected and qualified:

		FOR	AGAINST	ABSTAIN				FOR	AGAINST		ABSTAIN

	01 Herbert W. Boyer, Ph.D.	☐	☐	☐	03	David E.I. Pyott		☐	☐		☐

	02 Robert A. Ingram	☐	☐	☐	04	Russell T. Ray		☐	☐		☐

2.	To ratify the appointment of Ernst & Young LLP as our
	independent registered public accounting firm for fiscal year 2009:					☐	For	☐	Against	☐	Abstain

3.	To approve a stockholder proposal regarding additional animal
	testing disclosure:					☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS NO. 1 AND 2 AND AGAINST THE STOCKHOLDER PROPOSAL UNDER ITEM NO. 3.

☐  Will attend the meeting

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.